UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FENNEC PHARMACEUTICALS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

FENNEC PHARMACEUTICALS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 12, 2023

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders of common shares (“Common Shares”) in the capital of Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, NC, 27709 (“Fennec” or the “Corporation”) will be held on June 12, 2023 at 10:00 a.m. EDT at Nasdaq Marketsite, 4 Times Square, Nasdaq, New York, NY 10036, USA and online by visiting www.virtualshareholdermeeting.com/FENC2023, where you will be able to listen to the meeting live, submit questions, and vote, for the following purposes:

1.	to receive the audited consolidated financial statements of the Corporation for the year ended December 31, 2022, together with the report of the auditors thereon;

2.	to elect the six directors named in the Management Proxy Circular;

3.	to appoint auditors for the year ending December 31, 2023, and to authorize the directors of the Corporation to fix the auditors’ remuneration;

4.	to vote, on an advisory (non-binding) basis, on the compensation of our Named Executive Officers (NEOs); and

5.	to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

Shareholders attending the Meeting online may register and log into the live audio webcast platform beginning at 9:45 a.m. EDT on the Meeting date. We would appreciate your early registration so that the Meeting may start promptly at 10:00 a.m. EDT on the Meeting date.

The board of directors of Fennec has fixed 5:00 p.m. EDT on April 24, 2023 (the “Record Date”), as the record date for determining the holders of record of Common Shares who are entitled to receive notice of the Meeting and to attend and vote at the Meeting and any adjournment or postponement thereof.

As part of Fennec’s effort to maintain a safe and healthy environment at the Meeting, Fennec is holding a “hybrid” meeting that includes both an in-person and virtual online component. Only registered shareholders or proxyholders for registered shareholders will be permitted to attend the Meeting. In particular, Shareholders may attend the Meeting in person, online by visiting www.virtualshareholdermeeting.com/FENC2023, or may be represented at the Meeting by proxy. To reduce the spread of Coronavirus (COVID-19), many provincial and state governments, including British Columbia and New York, have from time to time issued emergency orders restricting travel outside the home, organized public events and social gatherings. If laws or orders limiting travel to, or the number of attendees permitted at, the Meeting are in place on the date of the Meeting, Fennec intends to proceed with the Meeting to the extent it is lawfully permitted to do so and a quorum is satisfied. Regardless of whether any such orders are in place at the time of the Meeting, there may be continuing public health recommendations in place to reduce the spread of Coronavirus (COVID-19). Further, in the interest of protecting the health and safety of Fennec’s shareholders and employees and the communities in which they live, Fennec may adopt screening or other measures for identifying Coronavirus (COVID-19) symptoms or risk factors as may be recommended or required by applicable health authorities at the Meeting and reserves the right to refuse admission to a shareholder or proxyholder seeking to attend the Meeting in person but who Fennec believes may pose a health risk to attendees at the Meeting. Accordingly, we strongly encourage shareholders to vote by attending the meeting online at www.virtualshareholdermeeting.com/FENC2023 or by completing and submitting the enclosed form of proxy, rather than attending in person. By doing so, a shareholder’s shares will be represented at the Meeting and its wishes on matters for decision at the Meeting will be made known to the board and management of Fennec.

The Corporation reserves the right to change the format of the Meeting if it determines that doing so is necessary to protect the health and safety of its shareholders, employees, and community and comply with applicable requirements. Should the determination to hold a virtual-only Meeting be made, the Corporation will inform shareholders by way of a news release. The Corporation may notify shareholders of such change without sending additional proxy materials.

Proxies to be used at the Meeting must be received no later than 1:00 p.m. (EDT) on June 8, 2023 and, if the Meeting is postponed or adjourned, no later than 48 hours (excluding weekends and statutory holidays) preceding the reconvened Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 12, 2023:

This Notice, Management Proxy Circular and the Corporation’s Annual Report on Form 10-K are available to you on the Internet at www.proxyvote.com. We encourage you to access and review all of the important information contained in these materials before voting.

DATED at Research Triangle Park, North Carolina this 24th day of April, 2023.

By Order of the Board of Directors of Fennec Pharmaceuticals Inc.

/s/ Khalid Islam
Dr. Khalid Islam
Chairman of the Board

FENNEC PHARMACEUTICALS INC.

MANAGEMENT PROXY CIRCULAR

Unless otherwise stated, information contained in this management proxy circular (the “Circular”) is given as of April 24, 2023. Except as otherwise indicated, all amounts are expressed in United States dollars.

The Meeting

This Circular is furnished in connection with the solicitation of proxies by management of Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, NC, 27709 (“Fennec” or the “Corporation”) for use at the annual meeting (the “Meeting”) of the shareholders of Fennec to be held on June 12, 2023 at 10:00 a.m. EDT at Nasdaq Marketsite, 4 Times Square, Nasdaq, New York, NY 10036, USA and online by visiting www.virtualshareholdermeeting.com/FENC2023, and at any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting (the “Notice of Meeting”).

This year, as a precautionary measure to proactively address the public health impact of coronavirus disease (COVID-19), to mitigate health and safety risks to our shareholders, employees and other stakeholders, and to abide by applicable laws and emergency orders, the Meeting will be held in a “hybrid format” with both in-person and virtual online component, which will be conducted via live audio webcast. Shareholders will have an equal opportunity to participate in the Meeting online, regardless of geographic location. Registered shareholders and duly appointed proxyholders will be able to participate in the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all of the requirements set out in this Circular. Non-registered shareholders who have not duly appointed themselves as proxyholder will be able to participate in the Meeting and also ask questions, but will not be able to vote at the Meeting.

Solicitation of Proxies

The persons named in the form of proxy accompanying this Circular are officers and/or directors of Fennec. A holder (a “Shareholder”) of Fennec common shares (the “Common Shares”) has the right to appoint a person, other than the persons named in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such Shareholder at the Meeting, and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy, or by executing a proxy in a form similar to the form of proxy accompanying this Circular. Your proxy may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting during your virtual attendance at the Meeting.

The solicitation of proxies for the Meeting will be primarily by mail, but proxies may also be solicited personally or by telephone by employees or agents of Fennec. Employees of Fennec will not receive any extra compensation for such activities. Fennec will pay brokers or other persons holding Common Shares in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of Common Shares and requesting authority to execute proxies in respect of such Common Shares. The solicitation of proxies by this Circular is being made by or on behalf of the management of Fennec and its board of directors (the “Board”) and the total cost of this solicitation will be borne by Fennec.

If your name appears on a share certificate, you are considered a “registered shareholder”. See the “Registered Shareholder Voting” subsection below for details on how to vote. If your Common Shares are not registered in your name and are held in the name of a nominee, you are considered a “non-registered shareholder” (for example, your Common Shares are listed in an account statement provided to you by your securities broker). If this is the case, see the “Non-Registered Shareholder Voting” subsection below.

Registered Shareholder Voting

If your name appears on a share certificate, you are considered as a “registered shareholder”. You may appoint someone else to vote for you as your proxy holder at the Meeting by using the form of proxy sent to you by Broadridge. The persons named in the form of proxy are directors or officers of the Corporation. As a shareholder, you have the right to appoint as proxy holder a person other than those whose names are printed as proxy holders in the form of proxy, by inserting the name of your chosen proxy holder in the blank space provided for that purpose in the form of proxy. In either case, the completed form of proxy must be delivered to Broadridge by following one (1) of the methods below, prior to the deadline for submitting proxies described below.

A person acting as proxy holder need not be a shareholder of the Corporation. Make sure that the person you appoint is aware that he or she is appointed and participates in the Meeting, otherwise your vote will not be taken into account.

You can choose from among three different ways to vote your Common Shares by proxy:

By Telephone: Call the toll-free number indicated on the form of proxy and follow the instructions. If you choose to vote by telephone, you cannot appoint any person other than the directors or officers named on your form of proxy as your proxy holder.

On the Internet: Go to www.proxyvote.com and follow the instructions on the screen. If you choose to vote via the Internet, you can appoint a person other than the directors or officers named in the form of proxy as your proxy holder. This person does not have to be a shareholder. Make sure that the person you appoint is aware that he or she has been appointed and participates in the Meeting, otherwise your vote will not be taken into account.

By Mail: If you have elected to receive paper materials, complete your form of proxy and return it in the envelope provided. If you return your proxy by mail, you can appoint a person other than the directors or officers named in the form of proxy as your proxy holder. This person does not have to be a shareholder. If the Shareholder is a corporation, the proxy must be executed by an officer or properly appointed attorney. Fill in the name of the person you are appointing in the blank space provided on the form of proxy. Complete your voting instructions on the form of proxy, and date and sign the form. Make sure that the person you appoint is aware that he or she has been appointed and participates in the Meeting, otherwise your vote will not be taken into account.

The deadline for receiving duly completed forms of proxy or a vote by telephone or over the Internet is 1:00 p.m. (EDT) on June 8, 2023 or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding weekends and statutory holidays) before the time of the reconvened Meeting. The proxy deadline may be waived or extended by the Chairman of the Meeting, in his sole discretion without notice.

How Proxies Will be Voted

The Common Shares represented by a proxy at the Meeting will be voted for or withheld from voting in each of the election of directors, appointment of auditors and authorizing the Board to fix the auditors remuneration, and will be voted for, against, or abstained from voting in each of the election of directors and the advisory vote on the compensation of our named executive officers (together, the “Ordinary Matters”), in each case in accordance with the instructions of the Shareholder. Any Common Shares represented by a proxy that are marked to abstain from voting on a proposal will be counted as present in determining whether a quorum is present. They will also be counted in determining the total number of Common Shares entitled to vote on a proposal. Abstentions will not be counted as votes for or against any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal. If no choice is specified in the proxy or the instructions are not certain, the persons named in the form of proxy accompanying this Circular will vote FOR all of the matters proposed by management at the Meeting and described in the Notice of Meeting and in the discretion of the person appointed on all other matters (if any) upon which the Shareholder appointing the proxy is entitled to cast a vote.

The form of proxy accompanying this Circular, when properly completed and executed, confers discretionary authority upon the persons named therein with respect to any amendment or variation to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. Management of Fennec and the Board knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters (other than the election of directors not currently named in this Circular) that are not now known to management of Fennec or the Board should properly come before the Meeting, the Common Shares represented by proxies given in favour of the persons named in the form of proxy accompanying this Circular will be voted on such matters in accordance with the discretion of such person.

Non-Registered Shareholder Voting

This section applies to beneficial holders of Common Shares who are not registered holders. The information set forth in this section is of significant importance to many holders of Common Shares, as a substantial number of Shareholders do not hold Common Shares in their own name.

Only registered holders of Common Shares, or the persons that they appoint as proxies, are permitted to attend and vote at the Meeting. In many cases, Common Shares are beneficially owned by a shareholder and are registered in the name of an intermediary such as a bank, broker or other nominee. If your Common Shares are not registered in your name and are held in the name of a nominee, you are considered a “non-registered shareholder”. For example, if your Common Shares are listed in an account statement provided to you by your securities broker, those Common Shares will, in all likelihood, not be registered in your name. Such Common Shares will more likely be registered in the name of a depository or of such broker or an agent of such broker. Without specific instructions, brokers and their agents or nominees are prohibited from voting shares for their clients.

Non-registered shareholders are either “objecting beneficial owners” or “OBOs”, who object that intermediaries disclose information about their identity and ownership in the Corporation or “non-objecting beneficial owners” or “NOBOs”, who do not object to such disclosure. The Corporation does not send proxy-related materials directly to OBOs or NOBOs and intends to pay for an intermediary to deliver to OBOs and NOBOs the proxy-related materials. If you are a non-registered shareholder, there is one only way that you can vote your Common Shares:

Provide Voting Instructions to your Broker. Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee a request for voting instructions for the number of Common Shares you hold. Every nominee has its own mailing procedures and provides its own signature and return instructions, which should be carefully followed by non-registered shareholders to ensure that their Common Shares are voted at the Meeting.

Attending the Virtual Meeting

All Shareholders are encouraged to attend the Meeting online, which will be conducted via live audio webcast. The Meeting online enables registered shareholders to participate in the Meeting and ask questions, all in real time. Registered shareholders can vote at the appropriate times by completing a ballot online during the Meeting. If you are a registered shareholder and wish to vote at the Meeting, you do not need to complete or return the form of proxy. However, even if you plan to participate in the Meeting, you may vote your Common Shares in advance, so that your vote will be counted if you later decide not to participate in the Meeting. Shareholders and proxyholders can access the Meeting by visiting www.virtualshareholdermeeting.com/FENC2023.

To participate in the Meeting, you will need the 16-digit control number included on your proxy or voting instruction form or on the instructions that accompany your proxy materials. The control number located on the form of proxy or voting instruction form or in the email notification you received is your control number. If you participate in the Meeting online, it is important that you are connected to the Internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

Record Date and Entitlement to Vote

The Record Date for the purpose of determining Shareholders entitled to receive this Circular and to vote at the Meeting has been fixed as 5:00 p.m. EDT on April 24, 2023 (the “Record Date”). Each Shareholder at the close of business (5:00 p.m. EDT) on the Record Date is entitled to attend the Meeting in person or by proxy and to cast one vote for each Common Share held by such Shareholder on the Record Date.

Quorum

According to the Corporation’s articles, the quorum for the transaction of business at any meeting of shareholders is two persons who are, or who represent by proxy, shareholders entitled to be voted at the meeting.

Voting Securities and Principal Holders of Voting Securities

As at April 24, 2023, there were 26,418,435 Common Shares issued and outstanding. Each Common Share carries the right to one vote at the Meeting.

Beneficial ownership of the Common Shares in the following table is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Under these rules, a person is deemed to beneficially own a Common Share if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant or other right or the conversion or any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person.

As at April 24, 2023, the directors and Named Executive Officers (defined below under “Executive Compensation–Summary Compensation Table”) of Fennec and, to the knowledge of the directors and Named Executive Officers of Fennec, after reasonable enquiry, their respective associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 400,350 Common Shares (approximately 1.51% of all outstanding Common Shares on such date) and options and warrants to purchase 2,899,087 Common Shares (approximately 11.00% of the aggregate of all outstanding Common Shares on such date) within 60 days of the date hereof.

The following table sets forth the number of Common Shares beneficially owned as of April 24, 2023 by: (1) each director and Named Executive Officer; (2) all directors and Named Executive Officers as a group; and (3) each person known by the Corporation to own 5 percent or more of the outstanding Common Shares. The percentage of beneficial ownership for the following table is based upon 26,418,435 Common Shares outstanding as of April 24, 2023. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. The address for each listed shareholder who is a director or a Named Executive Officer is c/o Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709.

			Common shares
		Common shares Options	Purchase Warrants	Total Stock and
		Exercisable Within 60	Exercisable Within	Stock Based	%
Name	Common shares	Days	60 Days	Holdings (1)	Ownership(1)
Adrian J. Haigh	—	273,579	—	273,579	1.02%
Dr. Khalid Islam	—	363,825	—	363,825	1.36%
Robert Andrade	149,721	521,669	—	671,390	2.49%
Marco Brughera	—	155,545	—	155,545	0.59%
Jodi Cook	—	80,000	—	80,000	0.30%
Chris A. Rallis	32,791	189,186	—	221,977	0.83%
Rostislav Raykov	217,838	1,325,005	—	1,542,843	5.56%
All Officers and Directors as a Group	400,350	2,908,809	—	3,309,159	11.25%
Southpoint Capital Advisors, LP.(2)	4,077,214	—	—	4,077,214	15.43%
Essetifin SpA(3)	3,993,694	—	—	3,993,694	15.12%
Sonic Fund II, LP.(4)	2,578,134	—	—	2,578,134	9.76%

(1)	For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after March 31, 2023. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 31, 2023 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of March 31, 2023, there were 26,411,520 Common Shares issued and outstanding.
(2)	Southpoint Capital Advisors, LP, 623 Fifth Avenue, Suite 2503, New York, New York 10022. John S. Clark, II holds voting and investment power over the shares owned by Southpoint Capital Advisors, LP.
(3)	Essetifin SpA, Via Sudafrica 20, Rome, Italy 00144. Marino Zigrossi holds voting and investment power over the shares owned by Essetifin SpA.
(4)	Sonic Fund II, LP, 400 Hobron Lane, Suite 3709, Honolulu, HI 96815. Lawrence Kam holds voting and investment power over the shares owned by Sonic Fund II, LP.

Approval Requirements and Eligible Voting Shares

The election of our directors is subject to our Majority Voting Policy. See “Election of Directors” below. Each of the other Ordinary Matters must be approved by a simple majority of the votes cast by Shareholders, present in person or by proxy at the Meeting. For these purposes, any spoiled votes, illegible votes, defective votes, abstentions, and broker non-votes will not be considered votes cast.

Other Business

Other than the Ordinary Matters discussed elsewhere in this Circular, management of Fennec does not intend to present and does not have any reason to believe that others will present, at the Meeting, any item of business other than those set forth in this Circular. If, however, any other business is properly presented at the Meeting and may properly be considered and acted upon, proxies will be voted by those named in the applicable form of proxy in their sole discretion, including with respect to any amendments or variations to the matters identified herein.

ORDINARY MATTERS

Presentation of Financial Statements

The audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2022, together with the report of the auditors thereon, will be placed before the Meeting. Shareholders who wish to be added to the mailing list for the annual financial statements and Management’s Discussion and Analysis should complete the appropriate sections of the proxy or contact the undersigned at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709 Attention: Secretary.

Election of Directors

The number of directors of Fennec to be elected at the Meeting is six (6). The following are the names of the persons for whom it is intended that votes will be cast for their election as directors of the Corporation pursuant to the proxy which is hereby solicited, unless the Shareholder directs therein otherwise:

Dr. Khalid Islam

Mr. Adrian Haigh

Mr. Chris A. Rallis

Dr. Marco Brughera

Dr. Jodi Cook

Mr. Rostislav Raykov

The term of office for each such person will be until Fennec’s next annual meeting of Shareholders or until such person’s successor is elected or duly appointed. In the event that prior to the Meeting any vacancies occur in the slate of nominees submitted above, it is intended that discretionary authority shall be exercised to vote the proxy hereby solicited (unless otherwise directed as aforesaid) for the election of any other person or persons as directors. Fennec management is not now aware that any of such nominees would be unwilling to serve as a director if elected.

The Board unanimously recommends that Shareholders vote FOR the election of the above-named director nominees. The persons named in the enclosed form of proxy will vote FOR the election of each of the director nominees to hold office until the close of the next annual meeting of Shareholders, unless a Shareholder has specified in the proxy that his or her Common Shares are to be cast against the election of the above-named director nominees or the Shareholder abstains from voting in respect thereof.

Fennec has adopted a majority voting policy in director elections that will apply at any meeting of Shareholders where an uncontested election of directors is held. Pursuant to this policy, if the number of proxy votes cast against a particular director nominee or is marked to abstain from voting is greater than the votes for such director, the director nominee will be required to submit his or her resignation as a director to the Chair of the Board promptly following the applicable Shareholders’ meeting. Following receipt of resignation, the Governance and Nominating Committee will consider whether or not to accept the offer of resignation and make a recommendation to the Board. Within 90 days following the applicable Shareholders’ meeting, the Board shall publicly disclose in a news release their decision whether to accept the applicable director’s resignation or not, including the reasons for rejecting the resignation, if applicable. The Board shall accept the resignation absent exceptional circumstances. A director who tenders his or her resignation pursuant to this policy will not be permitted to participate in any meeting of the Board or the Governance and Nominating Committee at which the resignation is considered. A copy of the majority voting policy may be found on the Fennec website at www.fennecpharma.com.

The following table sets forth the name of each of our executive officers and directors, such person’s principal occupation or employment, all other positions with Fennec and any significant affiliate thereof now held by such person, if any, the year in which such person became a director of Fennec and such person’s age.

The Corporation has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The current members of such committees are noted below.

				Options to
	Current Principal Occupation		Common	Acquire
Name and Province/State and	and Principal Occupation for	Director	Shares	Common
Country of Residence, Position	Previous Five Years	Since	Held	Shares
Shubh Goel, New Jersey, USA	Former CCO of Fennec Pharmaceuticals Inc.; previously VP of Commercial Strategy and Operations at Odonate Therapeutics, Inc.; previously Executive Director, Global Early Commercialization at Celgene Corporation	N/A	—	64,619
Robert Andrade, Texas USA Chief Financial Officer	CFO of Fennec Pharmaceuticals; previously senior analyst Magnetar Capital; previously Portfolio Manager Millennium Partners	N/A	149,721	521,669
Chris A. Rallis, North Carolina, USA Director(1)(2)	Executive in-residence at Pappas Capital; previously, CEO of ImmunoBiosciences	August 2011	32,791	189,186
Rostislav Raykov, New Jersey, USA Chief Executive Officer, Director	CEO of Fennec Pharmaceuticals Inc.; previously Portfolio Manager Alchem Partners; previously Portfolio Manager John Levin & Company	July 2009	217,838	1,325,005
Dr. Marco Brughera, Milano, Italy Director(2)(3)	CEO of Leadiant Biosciences SpA; previously Global Head Rare Disease and R&D at Sigma-tau; VP Preclinical Development at Nerviano Medical Sciences.	August 2016	—	155,545
Adrian J. Haigh, Sintra, Portugal Director(1)(3)	Senior Vice President and General Manager of EMEA Region at PTC Therapeutics; previously Chief Operating Officer at Gentium GmbH; previously Regional VP Commercial Operations at Biogen Idec	April 2014	—	273,579
Dr. Khalid Islam, Lugano, Switzerland Chairman of Board, Director(1)	Founder/co-founder of Sirius Healthcare Partners GMbH; previously Chairman and CEO of Gentium S.p.A.; previously CEO of Arpida AG	April 2014	—	363,825
Dr. Jodi Cook, South Carolina, USA, Director(2)(3)	CEO Skylark Bio Inc, Former SVP, Head of Gene Therapy Strategy PTC Therapeutics, Inc, Former COO Agilis Biotherapeutics, Former Assistant Professor of Audiology Mayo Clinic	September 2019	—	80,000

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee

Rostislav Raykov

Mr. Raykov, age 47, has served as a director of Fennec since July 2009 and as Chief Executive Officer since July 2009. From January 2006 to December 2007, Mr. Raykov was a portfolio manager for Alchem Investment Partners and John Levin & Co. Prior to founding Alchem, Mr. Raykov was a portfolio manager and securities analyst for John A. Levin & Co. Event Driven Fund (2002-2005). Prior to joining John A. Levin & Co., Mr. Raykov was a securities analyst for the Merger Fund at Tiedemann Investment Group (1999-2002) and an investment banking analyst at Bear Stearns (1998-1999). Mr. Raykov earned a B.S. in Business Administration from the University of North Carolina at Chapel Hill. As a result of these and other professional experiences, Mr. Raykov has financial expertise and experience with the Corporation as it has developed within the drug development industry and, as such, is able to provide the Corporation with unique insight and guidance.

Robert Andrade

Mr. Andrade, age 48, has served as Chief Financial Officer since November 2015. Mr. Andrade was previously Chief Financial Officer and Director of Fennec from September 2009 until August 2013. In addition to his role with Fennec, Mr. Andrade was a private investor in 2015, and a senior analyst at Magnetar Capital from 2013 - 2014. Mr. Andrade graduated from University of Southern California, where he earned a Masters of Arts degree and Bachelor of Arts degree in economics.

Chris A. Rallis

Mr. Rallis, age 69, has served as a director of Fennec since August 2011. Mr. Rallis has been an executive-in-residence at Pappas Capital, a life science venture capital firm since January 2008. Previously, Mr. Rallis was the President and Chief Executive Officer of ImmunoBiosciences, Inc. (“IBI”), a vaccine technology company formerly located in Raleigh, North Carolina from April 2006 through June 2007. Prior to joining IBI, Mr. Rallis served as an executive in residence (part-time) for Pappas Capital, and as a consultant for Duke University and Panacos Pharmaceuticals, Inc. Mr. Rallis is the former President and Chief Operating Officer (“COO”) and director of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $465 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of ten compounds. Before joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13 year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis also serves on the board of Lung Cancer Initiative of NC, located in Raleigh, North Carolina. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University. As a result of these and other professional experiences, Mr. Rallis possesses particular healthcare industry knowledge and experience which strengthens the Board’s collective qualifications, skills, and experience.

Dr. Marco Brughera

Dr. Brughera has been a director of Fennec since August 2016. Currently, he is the founder at Brucon srls and Strategic Advisor at Essetifin. From 2011 until 2021, Dr. Brughera had been CEO of Lediant Biosciences and has held several positions for the Sigma-Tau Group, including CEO and Global Head of Sigma Tau Rare Disease, President of Sigma-Tau Research and President of Sigma-Tau Pharmaceuticals. He drove the commercial revival of a lead oncology product line resulting in its successful sale for a total of around $900M. He also successfully out-licensed the Defibrotide US rights to Jazz Pharmaceuticals. From 2004 to 2010, Dr. Brughera served as the Vice President of Preclinical Development at Nerviano Medical Sciences (NMS), a pharmaceutical oncology-focused integrated discovery and development company. He also served as the Managing Director at Accelera, an independent contract research organization with the NMS Group. From 1999 to 2004, Dr. Brughera held several senior level positions in the areas of research and development with Pharmacia and Pfizer. Prior to 1999, he held various positions at Pharmacia & Upjohn and Farmitalia Carlo Erba SpA, an Italian pharmaceutical company. He currently serves on the Board of Leadiant Biosciences Inc and Limited; advisor and biotech champion at Indaco Ventures Partners SGR. Previously was a Board member of Gentium, Exelead, Soligenix, Lee’s Pharmaceuticals and Naicons.

Dr. Brughera earned his degree in veterinary medicine from the University of Milan and is a European Registered Toxicologist. Dr. Brughera has wide-spread experience and knowledge of pharmaceutical drug development in international companies. His knowledge in particular, of clinical drug development in Europe, deepens the Board’s collective qualifications, skills and experience.

Adrian J. Haigh

Mr. Haigh has been a director of Fennec since April 2014. Mr. Haigh retired from PTC Therapeutics on Dec 31st 2022, his last role at PTC was Senior Vice President and Head of International, he joined the company in 2014 as Head of EMEA and built the company’s international organization. Previously Mr. Haigh served as Chief Operating Officer at Gentium GmbH since March 2011. Prior to joining Gentium, Mr. Haigh served as Regional VP Commercial Operations at Biogen Idec where he managed several affiliates and also the global distributor business and prior to that was the General Manager of Amgen Nordic and Portugal. He served as the Executive Vice President of Global Marketing and Corporate Planning at EUSA Pharma and joined EUSA from Amgen where he led the international oncology franchise. Mr. Haigh previously has held senior commercial and marketing positions at SmithKline Beecham, Schering Plough, Organon and Novo Nordisk. He received a Bachelor of Arts with Honors in Economic History from Huddersfield Polytechnic, West Yorkshire, England, a Diploma in Marketing from the Institute of Marketing and a Diploma in Company Direction from the Institute of Directors. As a result of these and other professional experiences, Mr. Haigh has extensive international oncology development expertise which strengthens the Board’s collective qualifications, skills and experience.

Dr. Khalid Islam

Dr. Islam has been a director of Fennec since April 2014 and is our current Chairman of the Board. Dr. Islam was the Chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led the transition from a loss-making to a cash-flow positive and profitable company. Under his leadership, the company value increased from US$25 million leading to a successful all cash US$1 billion merger with Jazz Pharmaceuticals, plc. Subsequent to the sale of Gentium, Dr. Islam has been involved from both an advisory and board level in several public and private healthcare related companies. From 1999-2008, Dr. Islam was President and CEO of Arpida AG where he transitioned the early-stage start-up to a SWX-listed company and raised US$300 million in the IPO and follow-ons. From 1987-1999, he held various positions in HMR & MMD (now Sanofi-Aventis). From 1977-1987, Dr. Islam worked in academia at Imperial College (Univ. of London) and in Milan University, where he was a contract professor. Dr. Islam is a graduate of Chelsea College and received his Ph.D. from Imperial College, University of London. He holds several patents and has published over 80 articles in leading journals. He is an advisor to the venture group Kurma Biofund (Paris). He is a founder/co-founder of Gain Therapeutics Inc. (GANX), Sirius Healthcare Partners GmbH (Zurich), PrevAbr LLC (D.C.), BioAim LLC (L.A.) & Life Sciences Management GmbH (Zug). Dr. Islam is Board Chair at Minoryx Therapeutics (Spain) and Gain Therapeutics Inc. (GANX), a public company. . In the past, he has served on the Board of Directors of Immunomedics (USA), Processa Pahramacueticals (PCSA), Pcovery Aps (Denmark), Adenium Aps (Denmark), C10 Pharma AS (Norway), Karolinska Development (KDEV, Sweden) and MolMed S.p.A. (MLMI, Italy). Dr. Islam’s extensive international pharmaceutical expertise in transitioning companies from development to production strengthens the Board’s collective qualifications, skills and experience.

Dr. Jodi Cook

Dr. Cook has been a director of Fennec since September 2019. Dr. Cook is currently CEO of Skylark Bio Inc, an early-stage Company working on gene therapy for genetic disorders. Dr. Cook previously served as SVP and Head of Gene Therapy Strategy at PTC Therapeutics from August 2018 until February 2020. Previously she was one of the founding members and Chief Operating Officer of Agilis Biotherapeutics, a clinical-stage company focused on gene therapies for rare diseases of the central nervous system, from December 2013 until its acquisition by PTC Therapeutics in August 2018. While at Agilis she led the sale of the company to PTC in a deal that represented significant value to all parties. Dr. Cook’s career spans a wide range of experiences including VP of Clinical Research at InSound Medical and Director of Audiology at Songbird Hearing, both successful biotech start-up companies within the hearing industry. She has been Assistant Professor of Audiology and Director of the Hearing Aid Program at Mayo Clinic. Dr. Cook earned a BA from Loyola University in Maryland, M.Aud. from University of South Carolina, and PhD from Arizona State University in Hearing Science. She completed a clinical fellowship at Johns Hopkins School of Medicine in Baltimore, MD. Her extensive scientific, clinical and executive business experience strengthens the Board’s collective qualifications, skills and expertise.

Appointment of Auditors

Haskell & White LLP have served as the Corporation’s auditors since May 12, 2017. Shareholders will be asked to vote for the appointment of Haskell & White LLP as auditors of the Corporation for the year ending December 31, 2023, or until a successor is duly elected or appointed, at a remuneration to be fixed by the Board of Directors. Approval of the ordinary resolution requires the affirmative vote of a majority of the votes cast in respect thereof by holders of Common Shares represented at the Meeting. The person designated in the enclosed form of proxy intends to vote FOR the appointment of Haskell & White LLP as auditors of the Corporation, unless instructed otherwise.

The Board unanimously recommends that Shareholders vote FOR the appointment of Haskell & White LLP as auditors of the Corporation at the Meeting. The persons named in the enclosed form of proxy will vote FOR the appointment of Haskell & White LLP as auditors of the Corporation until the end of the next annual meeting of the Shareholders or until a successor is duly elected or appointed and the authorization of the directors to fix their remuneration, unless a Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in respect thereof.

Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Shareholders have the opportunity to cast a vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Circular.

For information on the Corporation’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Corporation’s performance, see “Compensation Discussion and Analysis”.

We are asking for Shareholder approval of the compensation of our named executive officers as disclosed in this Circular in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Circular.

This vote is advisory and therefore not binding on the Corporation, the Board or the Compensation Committee.

The following is the text of the advisory vote on executive Compensation resolution to be considered at the Meeting (the “Advisory Executive Compensation Resolution”):

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this Circular pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, the compensation tables and narrative discussion be, and hereby is, APPROVED.

The Board unanimously recommends that Shareholders vote FOR the Advisory Executive Compensation Resolution. The persons named in the enclosed form of proxy will vote FOR the Advisory Executive Compensation Resolution, unless a Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in respect thereof.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion relates to the Named Executive Officers listed in the Summary Compensation Table below.

Mandate of the Compensation Committee

It is the task of the Compensation Committee to periodically review Fennec’s compensation structure with respect to its Named Executive Officers, including its Chief Executive Officer, to ensure that Fennec continues to attract and retain qualified and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in Fennec’s best interests. The Compensation Committee determines the compensation of the Named Executive Officers, evaluates and approves the compensation plans, policies and programs of the Corporation and recommends to the Board from time to time other incentive compensation plans that it determines should be considered.

In reviewing executive compensation, the Compensation Committee relies on the advice of the Chief Executive Officer regarding other executive officers and allows him to participate in the Committee’s deliberations on those executive officers. The Chief Executive Officer, however, is not allowed to participate in the Committee’s deliberations on his compensation. The Compensation Committee may not delegate any of its responsibilities to another entity or to an individual without the approval of the Board.

General Compensation Philosophy

The key components of executive officer compensation are salaries, cash incentive awards and equity inventive awards. Fennec’s policy with respect to the compensation of Named Executive Officers is to establish annual goals with respect to corporate development and the individual areas of responsibility of each Named Executive Officers and then to review total compensation with respect to the achievement of these goals.

Salary and Non-Equity Incentive Awards

It is Fennec’s policy that the base salaries paid to its Named Executive Officers reflect, in addition to the criteria set out above, the individual’s responsibility, experience and achievements. Further, base salary, which forms the basis for attracting talent and remaining competitive with the market, is also determined in consideration of market rates for similar positions. In this regard, Named Executive Officers’ cash compensation represents the 50% percentile mark among Fennec’s comparators (20 companies). Each year the Compensation Committee sets a series of objectives for each executive and for the executive team as a whole to determine the opportunity for cash incentive awards. These objectives are prioritized and assigned potential values in light of overall company objectives, including with respect to scientific, clinical, regulatory, intellectual property, business and corporate development, and financial objectives. The Compensation Committee reviews both base salaries and cash incentive awards on at least an annual basis to ensure that the relevant criteria are satisfied. See “2022 Short Term Incentives” below.

Fennec also provides change in control cash benefits to Named Executive Officers. The primary rationale of our change in control cash benefit program is to provide sufficient employment and income protection so that our top executives will consider, and even seek out, corporate transactions that are in the best interest of shareholders, regardless of whether those transactions jeopardize their own employment. We believe the existing change in control benefits to the CEO and CFO, together with their equity awards, encourage such value-driving strategic activity. See “Payments on Change of Control” below.

Equity Incentives - Stock Options and RSUs

The annual compensation considerations also include the awarding of stock options, restricted stock units (“RSUs”) and other equity awards. The granting of options and RSUs to the Named Executive Officers under the Stock Option Plan serves three primary purposes: (1) to recognize significant performance during the past year; (2) to provide long-term incentives for future efforts, since the value of the options is directly dependent on the market valuation of the Corporation; and (3) to retain individuals, as the options and RSUs typically vest over time and, in some cases, upon the achievement of certain events, such as regulatory approval. When determining whether and how many new option or RSU awards will be made, the Compensation Committee takes into account the amount and terms of any outstanding options and RSUs. The Compensation Committee generally considers the granting of options and RSUs twice annually to all eligible employees, including executive officers. The Committee, in its discretion, may grant options, RSUs or other equity awards at other times during a fiscal year to a Named Executive Officer for performance or other reasons. See “2022 Equity Awards” below.

Fennec does not require its Named Executive Officers to own a specific number of Common Shares. None of Fennec’s current executive team or board members are company founders and, until relatively recently, Fennec’s cash compensation packages for executives and board members has been comparatively low and insufficient to generate wealth in keeping with meaningful share ownership requirements. Historically, Fennec has also not had equity programs conducive to assisting executives and board members in achieving any prescribed ownership levels.

Analysis of Named Executive Officer Compensation

The Compensation Committee is charged with annually reviewing and approving corporate goals and objectives relevant to each of the Named Executive Officer’s compensation, evaluating each officer’s performance in light of those goals and objectives, and fixing and determining each Named Executive Officer’s level of salary and award of cash incentive payments and options based on this evaluation. In determining the long-term incentive component of each Named Executive Officer’s compensation, the Compensation Committee considers the Corporation’s performance and relative shareholder return, the value of similar incentive awards to other similarly situated executive officers at companies in the peer group, the awards given to the Named Executive Officer in past years, and such other factors as the Compensation Committee considers relevant. The Compensation Committee’s review and evaluation includes measurement of the following areas:

•	the achievement of corporate objectives, such as financings, partnerships and other business development, and consideration of those achievements in light of budgetary constraints and other challenges facing the Corporation;

•	the Corporation’s financial condition;

•	the Corporation’s share price and market capitalization; and

•	the advancement of our product candidates, both preclinical and clinical.

Compensation Consultant

In December 2022, the Compensation Committee retained Radford, an Aon company (“Radford”), to provide assistance in reviewing the compensation of the Named Executive Officers and the directors. In part on the basis of Radford’s recommendations, Mr. Raykov’s base salary in 2023 was increased to $585,276 or a 10% annual increase from 2021, Mr. Andrade’s base salary in 2023 was increased to $423,982 or a 10% annual increase from 2022. Radford further recommended that the Board of Director’s cash compensation going forward be increased upon FDA approval. Additionally, in September 2022, Mr. Raykov and Mr. Andrade received a 12% increase in salary after FDA approval.

The following table outlines fees paid to consultants in determining compensation paid to the Corporation’s directors and executive officers:

	Fiscal Year	Fiscal Year
	2022	2021
Executive Compensation-Related Fees	$58,850	$—
All Other Fees	—	—
Total	$58,850	$—

In fiscal year 2021, the Compensation Committee did not use any consulting firms related to executive or director compensation due to Corporate goals not being met.

Benchmarking

Radford’s engagement included conducting a review of Fennec’s peer group of companies to ensure the ongoing suitability and applicability of such group, as certain of Fennec’s compensation matters are compared against the peer group. Based on the review by Radford and in consultation with the Compensation Committee and the Board, a peer group consisting of the following 20 companies was chosen on the basis of the following characteristics in relation to Fennec: (i) operating in the biotechnology and pharmaceutical industries; and (ii) market capitalization, employee size and stage of development: AadiBioscience, Aldeyra Therapeutics, Anavex Life Sciences, AVEO Pharmaceuticals, BioXcel Therapeutics, Catalyst Biosciences, Chimerix, CTI Biopharma, Geron, GlycoMimetics, MEI Pharma, Mersana Therapeutics, Palatin Technologies, Paratek Pharmaceuticals, Phantom Pharmaceuticlas, SCYNEXIS, Sesen Bio, SIGA Technologies and TRACON Pharmaceuticals. This peer group was used to help evaluate compensation design precedents and trends, and for guiding the calibration of competitive pay levels.

Compensation Risk

The Board considers and assesses, as necessary, the implications of risks associated with Fennec’s compensation policies and practices and devotes such time and resources as it believes are appropriate given Fennec’s size and stage of development. The Corporation’s practice during the fiscal year ended December 31, 2022 of compensating its officers through a mix of base salary, short term and long term incentives was designed to mitigate risk by: (i) ensuring that the Corporation retains such officers; and (ii) aligning the interests of its officers with the short-term and long- term objectives of the Corporation and its shareholders (including tying a significant portion of short term and long term incentive compensation to FDA approval of PEDMARK® in 2022); (iii) providing an appropriate balance of risk and reward consistent with the risk profile of the Corporation; and (iv) providing compensation that does not encourage excessive risk-taking behavior by the executive team. During the fiscal year ended December 31, 2022 the Board did not identify any risks arising from the Corporation’s compensation policies and practices that the board believed were reasonably likely to have a material adverse effect on the Corporation.

2022 Short Term Incentives

For 2022, short term incentives consisted of eligibility for an annual cash bonus. The specific objectives measured in determining such short term incentive pay for Named Executive Officers related to the following:

Criteria	Weighting	Achievement
FDA NDA submission	5%	5%
FDA Acceptance of NDA Submission	10%	10%
FDA approval of PEDMARK(R)	45%	45%
Commercial launch rediness and achieve sales target	20%	20%
CHMP meeting and/or resubmission of MMA	5%	5%
Raise $20 million at approval	10%	10%
Operate within 2022 budget	5%	5%
TOTAL	100%	100%

Every Named Executive Officer had a maximum short term incentive award cap in 2022, based on a percentage of such executive’s base salary. These caps were 50% for Mr. Raykov, and 40% for each of Mr. Andrade and Ms. Goel.

All payouts of earned 2022 annual bonuses to Named Executive Officers was deferred until, and were conditional upon, the Corporation receiving FDA approval of PEDMARK® in 2022.

2022 Equity Awards

In 2022, the Named Executive Officers were not awarded any equity incentives. This is because there were retention awards granted in December 2021, which had immediate vesting if FDA approval of PEDMARK® came before December 31, 2022 and such named officer was still employed by the Comapny. As a result of FDA approval in September of 2022, Mr. Raykov had 300,000 options with a strike price of $4.08 vest and Mr. Andrade had 75,000 options with a strike price of $4.08 vest and 37,500 RSU’s were released frm restriction. Ms. Goel left the Corporation in January of 2022 and thus forfeited any grants or award that were unvested upon her departure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Circular with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Dr. Marco Brughera, Chair
Chris Rallis
Dr. Jodi Cook

Compensation Committee Interlocks and Insider Participation

Dr. Marco Brughera, Chris Rallis, and Dr. Jodi Cook are the current members of the Compensation Committee. None of these individuals was at any time during 2022 or at any other time an officer or employee of ours. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

The Board has determined that each member of the Compensation Committee is “independent” under applicable securities laws.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following information is provided about the relationship between executive compensation actually paid and certain financial performance of the Corporation.

The following information is presented to disclose the relationship between executive “compensation actually paid” (“CAP”), as calculated under applicable SEC rules, and the Corporation’s financial performance. As required by SEC rules, the table presented below discloses CAP for (i) the Corporaiton’s principal executive officer (“PEO”), Mr. Raykov, and (ii) the Corporation’s Named Executive Officers other than Mr. Raykov (collectively, “Non-PEO NEOs”), on an average basis. The Corporaiton’s PEO and the Non-PEO NEOs receive time-based RSU awards and their total compensation is not tied to any specific company performance measures.

Average
			Summary	Average	Value of
	Summary		Compensation	Compensation	Initial Fixed $100
	Compensation	Compensation	Total for	Actually Paid to	Investment	Net
	Table	Actually Paid	Non-PEO	Non-PEO	Based On Total	Income
Year	Total for PEO[1]	To PEO[2]	NEOs[3]	NEOs[4]	Shareholder Return[5]	(millions)[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	614,161	1,569,464	428,919	1,197,095	129	(23,714)
2021	3,420,375	2,814,862	1,517,321	1,526,219	59	(17,346)

(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Raykov, the Corporaiton’s Chief Executive Office, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)	The dollar amounts reported in column (c) and (e) represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Raykov or the Non-PEO NEOs, as applicable, during the applicable year as it includes changes in the value of stock compensation for awards which remained unvested at the end of the applicable year. The following table details the applicable adjustments that were made to determine CAP:

						Add: Change in
						Value as of
					Add: Change in	Vesting Date
			Deduct: Stock	Add: Fair Value of	Fair Value of	of Equity Awards
		Summary	Compensation	of Equity Awards	Outstanding and	Granted in
		Compensation	Included	Granted in Fiscal year	Unvested Equity	Prior Years
		Table	in Summary	and Unvested	Awards granted	which Vested	Compensation
Fiscal Year	Executive(s)	Total	Compensation	as of Year-End	in Prior Fiscal Years	in Fiscal Year	Actually Paid
			(a)	(b)	(c)	(d)
2022	PEO	614,161	-	-	(850,186)	1,805,489	1,569,464
2022	Non-PEO NEOs	428,919	-	-	(221,690)	989,866	1,197,095
2021	PEO	3,420,375	2,951,923	1,435,190	(267,858)	1,179,078	2,814,862
2021	Non-PEO NEOs	1,517,321	1,006,364	442,985	80,860	491,417	1,526,219

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:

(a)	The grant date fair value of equity-based awards, as reported in the Summary Compensation Table.

(b)	The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year.

(c)	The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year.

(d)	For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value.

(3)	Represents the average Summary Compensation Table totals for the Non-PEO NEOs . The non-PEO NEO for the 2022 period was Robert Andrade, the Corporation’s Chief Financial Officer, and the non-PEO NEOs for the 2021 period were Robert Andrade and Shubh Goel, the Corporation’s former Chief Commercial Officer. Ms. Goel tendered her resignation on January 31, 2022.

(4)	Represents CAP for the Non-PEO NEOs. The amounts shown do not reflect the actual compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with SEC rules, adjustments were made to determine the CAP using the same methodology described in the footnotes above.

(5)	Calculated based upon the closing price of a share of the Corporation’s common shares on the last day of its 2022, 2021 and 2020 fiscal years, which prices were $9.60, $4.40, $7.45, respectively.

(6)	Refer to the Corporaiton’s Consolidated Statements of Operations as presented in its Annual Report on Form 10-K filed on March 29, 2023.

Relationship Between Compensation Actually Paid, TRS and Net Income

The amounts of CAP shown in the above Pay versus Performance Table have been calculated as required by Item 402(v) of SEC Regulation S-K. Such calculated amounts do not represent the actual amount of compensation earned by or paid to such individuals in the fiscal years shown. Item 402(v) also requires that the Corporation’s total shareholder return (“TSR”) and net income for each of the fiscal years shown be included in the Pay versus Performance Table as performance measures. While the Compensation Committee considers TSR and net income in determining executive compensation, the Compensation Committee also utilizes various other performance measures in seeking to align executive compensation with the Corporation’s performance as well as certain subjective measures, all as described in more detail under “Compensation Discussion and Analysis (CD&A).”

The Compensation Committee of the Board of Directors of the Corporation does not have a policy or practice of evaluating cumulative total shareholder return as part of its determination of compensation decisions for its Named Executive Officers. As noted in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee reviews various compensation metrics to ensure the competitiveness of its executive compensation. The Compensation Committee determines on an annual basis the relevant objectives and goals that drive each of the named executive officer’s compensation. While the Corporation’s financial condition and share price are measurements that the Corporation utilizes in evaluating the relevant objectives, the Compensation Committee also considers the advancement of the Corporation’s product candidates, both preclinical and clinical, as well as the achievement of corporative objectives, including financings, partnerships and other business development.

Summary Compensation Table

The following table sets out certain information respecting the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our former Chief Commercial Officer (collectively, “Named Executive Officers”) for the fiscal years ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Share Unit Awards ($)(2)	Option Awards ($) (1)	Total ($)
Rostislav Raykov, CEO	2022	503,436	110,725	—	—	614,161
	2021	468,452	—	—	2,951,923	3,420,375
Robert Andrade, CFO	2022	364,698	64,221	—	—	428,919
	2021	339,409	—	153,000	1,006,364	1,498,773
Shubh Goel, CCO(2)	2022	8,637	—	—	—	8,637
	2021	376,505	—	153,000	1,006,364	1,535,869

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Dollar value amounts are based on individual grants to each of Mr. Raykov, Mr. Andrade and Ms. Goel of 300,000, 250,000 and 75,000, 100,000 and 75,000, 100,000 options, respectively, on December 20, 2021 and June 2, 2021, at an exercise price of $4.08 and $7.53 per common share, respectively. On December 20, 2021, Mr. Andrade and Ms. Goel were also awarded 37,500 Restricted Share Units each. The December 20, 2021 awards and grants to the executives all vested conditionally upon FDA approval of PEDMARK® in calendar year 2022 with executive still employed at the Company. All option grants expire 10 years after grant date. The June 2021 grants vest in the following manner: one-third of these options shall vest and may be exercised one year after the grant date (the “Vesting Commencement Date”). The remaining two-thirds of the options shall vest monthly at a rate of 1/24th of the remaining grant and shall be exercisable as of the last day of each following month after the Vesting Commencement Date. As of the third anniversary of the grant date, all of the options shall be vested.
(2)	Ms. Goel tendered her resignation on January 31, 2022.

Rostislav Raykov

Mr. Raykov has been employed by us since July 2009. Pursuant to an employment agreement dated May 3, 2010 between Mr. Raykov and Fennec, Mr. Raykov is employed as our Chief Executive Officer and: (a) received an initial annual salary in the amount of $140,000, subject to annual adjustment by our Board of Directors, (b) upon approval by shareholders of our amended stock option plan was granted options to purchase up to 5.0% of our common shares estimated by us to be outstanding upon completion of our 2010 rights offering, and (c) may receive annual bonuses at the sole discretion of the Board. If Mr. Raykov’s employment terminates due to a change of control of Fennec, Mr. Raykov’s remaining unvested options shall immediately vest and be fully exercisable. If Mr. Raykov is dismissed from employment by us for any reason other than “for cause,” we are obligated to pay Mr. Raykov severance compensation equal to twelve months of salary. The initial term of the agreement was for one year and the agreement automatically extends for additional one-year periods unless terminated by either party in accordance with the agreement. Effective January 1, 2023, Mr. Raykov’s salary was $513,400 per year and has since been increased to $585,276 as of March 1, 2023.

Robert Andrade

Mr. Andrade has been employed by us since November 2015. Pursuant to an employment agreement dated November 13, 2015, Mr. Andrade is employed as our Chief Financial Officer and: (a) received an initial annual salary in the amount of $165,000, and (b) may receive annual bonuses at the sole discretion of the Board. If Mr. Andrade’s employment terminates due to a change of control of the Fennec, Mr. Andrade’s remaining unvested options shall immediately vest and be fully exercisable. If Mr. Andrade is dismissed from employment by us for any reason other than “for cause,” we are obligated to pay Mr. Andrade severance compensation equal to six months of salary. Effective January 1, 2023, Mr. Andrade’s salary was $371,914 per year and has since been increased to $423,982 as of March 1, 2023.

Shubh Goel

Ms. Goel commenced employment with us in September 2019. Pursuant to an employment agreement dated September 9, 2019, Ms. Goel was employed as our Chief Commercial Officer and: (a) received an initial annual salary in the amount of $360,000, subject to annual adjustment by our Board of Directors, and (b) was eligible to receive an annual bonus of up to 40% of her base salary per twelve month period, at the discretion of the CEO and the Board of Directors. If Ms. Goel’s employment was terminated by us for any reason other than “for cause”, we would have been obligated to pay Ms. Goel (i) severance in the amount of six months of employees base salary, (ii) prorated share of any target bonus earned by Ms. Goel and, (iii) accelerated vesting of stock options. The initial term of the agreement was for one year and the agreement automatically extended for additional one-year periods unless terminated by either party in accordance with the agreement. Ms. Goel tendered her resignation on January 31, 2022.

In addition to their employment agreements, Mr. Raykov, Mr. Andrade and Ms. Goel are a party to a confidentiality and intellectual property agreement with the Corporation.

In the employment agreements for each of Mr. Raykov, Mr. Andrade and Ms. Goel, “for cause” is generally defined as (1) material breach of the terms of the employment or intellectual property agreements; (2) failure to perform the duties inherent in their position in good faith and in a reasonable and appropriate manner; or (3) acts of fraud or embezzlement or other intentional misconduct which adversely affects our business.

Payments on Termination

The following table provides details regarding the estimated incremental payments from us to each of the Named Executive Officers assuming termination without cause on December 31, 2022. Ms. Goel’s resignation was voluntary and there is no severance owed.

Name	Severance	Estimated Bonus	Value of benefits
Rostislav Raykov, CEO	$468,452	$256,705	$725,157
Robert Andrade, CFO	$169,705	$153,511	$323,216
Shubh Goel, CCO	$94,126	$—	$94,126

Payments on Change of Control

The following table provides details regarding the estimated incremental payments from the Corporation to each of the current Executive Officers upon change of control.

	Change of Control
Name	Multiple	Estimated Bonus(1)	Value of benefits
Rostislav Raykov, CEO	2 X	$1,213,005	$1,213,005
Robert Andrade, CFO	1.25 X	$528,919	$528,919

(1)	Change of control payments are calculated based on the two-year annualized average salary plus cash bonus as calculated as of December 31, 2022.

In addition to the payments above, an incentive plan has been established pursuant to which, upon completion of a change in control transaction prior to December 31, 2023, 1% of the transaction value up to $350 million and 1.25% of the transaction value in excess of $350 million up to $400 million and 1.5% of transaction value in excess of $400 million, with 50% of such incentive pool being payable to the CEO, 30% to the CFO and the balance to other key personnel as determined by the CEO in consultation with the Compensation Committee.

Equity Grants, Exercises and Holdings

The following table sets forth information concerning the number and value of unexercised restricted share units and options held by each Named Executive Officer as of December 31, 2022. All executive awards, with the exception of those expiring 09/09/2029, 05/15/2030 and 06/02/2031, vest and are exercisable immediately. Our current stock option plan provides for equity awards and grants denominated in US and CAD dollars.

	Number of Options
Name	Granted	Exercisable	Option Exercise Price		Expiration Date
Rostislav Raykov	300,000	300,000	USD$	4.08	12/20/2031
	250,000	131,948	USD$	7.53	06/02/2031
	250,000	222,224	USD$	6.93	05/15/2030
	150,000	150,000	USD$	4.83	04/04/2029
	100,000	100,000	USD$	8.38	02/06/2028
	100,000	100,000	USD$	5.10	06/27/2027
	150,000	150,000	USD$	2.45	07/05/2026
	25,000	25,000	USD$	2.69	12/31/2024
	83,333	83,333	USD$	1.59	01/24/2024
	16,666	—	USD$	0.72	08/23/2023
	50,000	—	USD$	1.05	11/20/2022
Robert Andrade	75,000	75,000	USD$	4.08	12/20/2031
	100,000	52,779	USD$	7.53	06/02/2031
	125,000	111,112	USD$	6.93	05/15/2030
	80,000	80,000	USD$	4.83	04/04/2029
	50,000	50,000	USD$	8.38	02/06/2028
	50,000	50,000	USD$	5.10	06/27/2027
	75,000	75,000	USD$	2.45	07/05/2026

Executive Incentive Plan Awards – Value Vested or Earned During the Year

The following table details the value of executive options on the vesting date that vested during 2022.

Name	Number of Options Vested During Year	Option-Based Awards Value Vested During the Year (USD$)(1)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (USD$)
Rostislav Raykov	519,225	$1,440,167	—
Robert Andrade	176,109	384,851	—
Shubh Goel	5,556	—	—
Total	700,890	$1,825,018	—

(1)	The value of the vested option-based awards represents the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date. The dollar value was computed by determining the difference between the closing market price of the Common Shares on the Nasdaq at the deemed exercise on the vesting date and the exercise price.

Compensation of Directors

Director Compensation Table

The following table summarizes the compensation earned by our non-executive directors for the year ended December 31, 2022.

Name	Fees paid in Cash	Stock Awards	Option Awards(1)(2)	Total
Dr. Islam	85,000	—	83,692	168,692
Dr. Brughera	40,000	—	66,952	106,952
Mr. Haigh	40,000	—	66,952	106,952
Dr. Cook	35,000	—	66,952	101,952
Mr. Rallis	42,500	—	66,952	109,452
Total	$242,500	$—	$351,500	$594,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	Detail of grants are presented in the following table:

			Option Exercise Price
Name	Date of Grant	Number of Options Granted	$USD
Mr. Rallis	June 14, 2022	20,000	5.59
Dr. Brughera	June 14, 2022	20,000	5.59
Mr. Haigh	June 14, 2022	20,000	5.59
Dr. Cook	June 14, 2022	20,000	5.59
Dr. Islam	June 14, 2022	25,000	5.59
Total		105,000

The annual compensation considerations for non-executive directors also include the awarding of stock options. We believe that granting of options to the non-executive directors serves three primary purposes: (1) to recognize the significant time and effort commitments during the past year; (2) to provide long-term incentives for future efforts since the value of the options is directly dependent on the market valuation of the Corporation; and (3) to retain quality individuals. When determining whether and how many new option grants will be made, the Compensation Committee takes into account the amount and terms of any outstanding options. We do not require our non-executive directors to own a specific amount of our Common Shares.

Each of Adrian J. Haigh, Dr. Khalid Islam, Dr. Marco Brughera, Dr. Jodi Cook, and Chris A. Rallis has entered into an Independent Director Agreement with the Corporation, which provides for cash compensation as set forth by the Compensation Committee commensurate with that member’s responsibilities. The Compensation Committee may also remunerate members in the form of a grant of options to purchase shares of our Common Shares. The options immediately vest when granted and are otherwise subject to the terms and conditions of our stock option plan, as amended, or our Stock Option Plan. The Independent Director Agreements also provide for the reimbursement of such director’s reasonable travel and related expenses incurred in the course of attending board meetings.

Equity Grants, Exercises and Holdings

The following table sets forth information concerning the number and value of unexercised options held by each Director as of December 31, 2022. All director awards vest and are exercisable immediately.

Director Outstanding Equity Awards at December 31, 2022

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price (USD$)	Option Expiration Date	Value of Unexercised in the-Money Options (USD$)(1)
Adrian Haigh	133,333		2.31	04/25/2024	971,998
	10,000		2.69	12/31/2024	69,100
	10,246		2.44	06/09/2026	73,361
	20,000		5.10	06/27/2027	90,000
	20,000		10.93	06/08/2028	—
	20,000		4.26	06/18/2029	106,800
	20,000		6.17	08/13/2030	68,600
	20,000		7.52	06/29/2031	41,600
	20,000		5.59	06/14/2032	80,200
Chris Rallis	4,166	(2)	2.40	04/03/2023	29,995
	1,700	(2)	2.94	05/17/2023	11,322
	5,208		0.96	08/06/2023	44,997
	16,666		0.72	08/23/2023	147,994
	3,144		1.59	01/24/2024	25,183
	4,329		2.31	04/25/2024	31,558
	1,389		3.60	05/15/2024	8,334
	1,792		2.79	08/04/2024	12,204
	1,960		2.55	11/07/2024	13,818
	10,000		2.69	12/31/2024	69,100
	1,992		2.51	03/16/2025	14,123
	2,173		2.30	05/11/2025	15,863
	2,127		2.35	08/03/2025	15,421
	4,062		1.23	11/10/2025	33,999
	4,098		2.44	06/09/2026	29,342
	10,246		2.44	06/09/2026	73,361
	20,000		5.10	06/27/2027	90,000
	20,000		10.93	06/08/2028	—
	20,000		4.26	06/18/2029	106,800
	20,000		6.17	08/13/2030	68,600
	20,000		7.52	06/29/2031	41,600
	20,000		5.59	06/14/2032	80,200
Dr. Khalid Islam	133,333		2.31	04/25/2024	971,998
	10,000		2.69	12/31/2024	69,100
	50,000		1.13	12/11/2025	423,500
	20,492		2.44	06/09/2026	146,723
	25,000		5.10	06/27/2027	112,500
	25,000		10.93	06/08/2028	—
	25,000		4.26	06/18/2029	133,500
	25,000		6.17	08/13/2030	85,750
	25,000		7.52	06/29/2031	52,000
	25,000		5.59	06/14/2032	100,250
Dr. Marco Brughera	35,545		2.11	12/30/2026	266,232
	20,000		5.10	06/27/2027	90,000
	20,000		10.93	06/08/2028	—
	20,000		4.26	06/18/2029	106,800
	20,000		6.17	08/13/2030	68,600
	20,000		7.52	06/29/2031	41,600
	20,000		5.59	06/14/2032	80,200
Dr. Jodi Cook	20,000		5.40	11/13/2029	84,000
	20,000		6.17	08/13/2030	68,600
	20,000		7.52	06/29/2031	41,600
	20,000		5.59	06/14/2032	80,200

(1)	Calculated using the closing price of our Common Share on December 30, 2022 USD$9.60 on the Nasdaq which was the last trading day for the year 2022.

(2)	Mr. Rallis exercised option grants subsequent to year end but before April 24, 2023. As of the record date, he still holds the resulting Fennec shares less amounts disposed of to pay for taxes.

Director Incentive Plan Awards – Value Vested During the Year

The following table details the value of director options on the vesting date that vested during 2022.

Name	Number of Options Vested During Year	Option-Based Awards Value Vested During the Year (USD$)(1)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (USD$)
Adrian Haigh	20,000	—	—
Chris Rallis	20,000	—	—
Dr. Khalid Islam	25,000	—	—
Dr. Marco Brughera	20,000	—	—
Dr. Jodi Cook	20,000	—	—
Total	105,000	—	—

(1)	The value of the vested option-based awards represents the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date. The dollar value was computed by determining the difference between the closing market price of the Common Shares on the Nasdaq at the deemed exercise on the vesting date and the exercise price.

Each non-management member receives an annual base retainer of $35,000. The Chairman of the Board shall receive an additional annual fee of $50,000 and includes all activities of the Chairman. The Chair of the Audit Committee receives an additional annual fee of $7,500. Chair of any other Committee shall receive an additional annual fee of $5,000. These annual base retainer and annual cash fees are to be paid quarterly and are in lieu of any per-meeting fees. Board members shall also be reimbursed for any out of pocket expenses for attending Board or Committee meetings or any other meeting at the Corporation’s request.

 OTHER INFORMATION

2020 Equity Incentive Plan

On June 22, 2020, Fennec’s shareholders approved our 2020 Equity Incentive Plan (the “Stock Option Plan”), which replaced our prior Stock Option Plan which was last approved by our shareholders on June 19, 2019 (the “Prior Plan”). Options granted under the Prior Plan continue to be governed by the terms of the Prior Plan.

The total number of Common Shares that may be the subject of awards and issued under the Stock Option Plan, together with the Prior Plan (collectively, the “Plans”), is twenty-five percent (25%) of the total number of all issued and outstanding Common Shares from time to time.

The Board believes that equity based incentive awards can play an important role in the success of the Corporation by encouraging and enabling the employees, officers, non-employee directors and consultants of the Corporation and its subsidiaries upon whose judgment, initiative and efforts the Corporation largely depends for the successful conduct of its business to acquire a proprietary interest in the Corporation. The Board believes that providing such persons with a direct stake in the Corporation assures a closer identification of the interests of such individuals with those of the Corporation and its shareholders, thereby stimulating their efforts on the Corporation’s behalf and strengthening their desire to remain with the Corporation. The Stock Option Plan is designed to enhance the flexibility to grant different types of equity awards (i.e. not just stock options) to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board or the Compensation Committee, including greater flexibility in granting goal-based incentive compensation.

As of April 24, 2023, options for an aggregate of 5,065,922 Common Shares have been granted and remain issued and outstanding under the Stock Option Plan or the Prior Plan, as applicable (representing approximately 19.2% of the currently issued and outstanding Common Shares). As of April 24, 2023, restricted share units for an aggregate of 297,756 Common Shares have been awarded under the Stock Option Plan (representing approximately 1.1% of the current issued and outstanding Common Shares). The Stock Option Plan has 1,238,805 unallocated equity awards (representing approximately 4.7% of the currently issued and outstanding Common Shares).

26,418,435	Shares outstanding
6,604,608	25.0%
5,065,922	19.2%	Options issued
297,756	1.1%	RSU's unreleased
1,240,930	4.7%	Equity Awards Available

Option grants outstanding under the Prior Plan continue to be subject to the terms of those plans and if those awards subsequently are exercised, expire, are forfeited or canceled, or are settled in cash, the Common Shares subject to those awards will be available for new awards under the Stock Option Plan, as the case may be.

The major features of the Stock Option Plan are summarized as follows:

Plan Shares. The maximum number of Common Shares that may be issued in connection with any awards granted under the under the Stock Option Plan, together with the Prior Plan, is twenty-five percent (25%) of the total number of all issued and outstanding common shares from time to time. Shares of common stock that are forfeited, cancelled, held back upon the exercise or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) under the Prior Plan or the Stock Option Plan are added back to the shares of common stock available for issuance under the Stock Option Plan.

Administration. The Stock Option Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Stock Option Plan.

Eligibility. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Stock Option Plan, subject to the discretion of the Compensation Committee.

Stock Options. The Stock Option Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. Options granted under the Stock Option Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Corporation and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the Nasdaq Capital Market on the date immediately preceding the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Stock Option Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Corporation by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature that reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights, but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria or service shall not be paid unless and until such conditions are satisfied.

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock (or cash, if so provided in the specific award) subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals or continued employment with the Corporation through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the Stock Option Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Stock Option Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. The Stock Option Plan provides that upon the effectiveness of a “sale event,” as defined in the Stock Option Plan, all outstanding awards may be assumed, substituted or otherwise continued by the successor entity. To the extent that the successor entity does not assume, substitute or otherwise continue such awards, upon the effective time of the sales event the Stock Option Plan and all outstanding awards that remain unexercised or settled will terminate. When a sales event occurs and outstanding awards are not assumed, substituted or continued, except as may be otherwise specifically provided in an award certificate, all options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested or exercisable immediately prior to the effective time of the sale event may become fully vested and exercisable as of the effective time of the sale event at the discretion of the Compensation Committee, all other awards with time-based vesting, conditions or restrictions may become fully vested and non-forfeitable as of the effective time of the sale event at the discretion of the Compensation Committee, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion or to the extent specified in an award certificate. In addition, the Corporation may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration paid in the sales event and the exercise price of the options or stock appreciation rights. The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration paid in the sales event multiplied by the number of vested shares under such awards.

Adjustments for Stock Dividends, Stock Splits, Etc. The Stock Option Plan requires the Compensation Committee to make appropriate adjustments to certain limits in the Stock Option Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Stock Option Plan are responsible for the payment of any federal, state or local taxes that the Corporation is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have their tax withholding obligations satisfied by authorizing the Corporation to withhold shares of common stock to be issued pursuant to exercise or vesting. The Compensation Committee may also require awards to be subject to mandatory share withholding up to the required withholding amount.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Stock Option Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under Nasdaq or TSX rules any amendments that materially change the terms of the Stock Option Plan will be subject to approval by our Shareholders. Amendments shall also be subject to approval by our Shareholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options. Subject to any additional requirements of the rules of Nasdaq or the TSX, the following amendments to the 2020 or awards issued thereunder shall not be made without the prior approval of Nasdaq or the TSX, and approval of the Shareholders: (i) other than customary adjustments resulting from certain corporate changes, amendments to the Stock Option Plan that would increase the percentage of Common Shares issuable under the Stock Option Plan, (ii) any amendment that would increase the number of Common Shares issuable to insiders under the Stock Option Plan, (iii) any amendment that would change the eligible participants in the plan to permit the introduction of non-employee directors on a discretionary basis; and (iv) amendments to amending provision of the Stock Option Plan. Examples of the amendments that may be made by the Board without shareholder approval include, without limitation, amendments related to (a) the vesting provisions of the Stock Option Plan or any award granted under the Stock Option Plan, (b) the early termination provisions of the Stock Option Plan or any option granted under the Stock Option Plan, (c) the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of participants, and the subsequent amendment of any such provision which is more favorable to such participants, (d) the addition or modification of a cashless exercise feature, payable in cash or Common shares, which provides for a full deduction of the number of underlying Common Shares from the Stock Option Plan reserve, (e) changing the maximum percentage of Common Shares which are reserved for issuance under the Stock Option Plan to a maximum number of Common Shares not exceeding the number of Common Shares which then represents the maximum percentage previously approved by the Corporation’s security holders; (f) the suspension or termination under applicable laws (including, without limitation, the rules, regulations and policies of the TSX); and/or (g) general housekeeping matters.

For U.S. federal income tax purposes, an optionee who is granted an incentive stock option under the Stock Option Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. Fennec will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares. Options that do not qualify as incentive stock options under the Stock Option Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. Fennec will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

The Board does not grant options or other equity awards according to a prescribed formula or target. Rather awards to eligible participants and the proposed grant size, take into consideration such factors as their position, scope of responsibility and historic and recent performance, previous grants, the value of the awards in relation to other elements of the individual’s total compensation and shareholdings, and market information. Therefore, future options that may be granted to employees, officers, directors and consultants under the Stock Option Plan are not determinable at this time.

The Compensation Committee has discretion on all grant and award vesting schedules. Generally, all awards and grants to employees have a standard three year vesting schedule such that one third of the grant or award shall vest on the first anniversary of the grant or award. The remaining shares shall vest evenly on the last day of each subsequent month over the next 24 months, such that all of the award has vested after 36 months after the award or grant date. Grants to directors vest immediately. Grants and awards to contractors follow vesting schedule for employees but Compensation Committee can use discretion to accelerate vesting.

Grants and award may not be assigned to another individual or entity. If an employee or contractor is terminated with cause, they will forfeit all options and awards (vested or not). For employees and contractors terminated without cause, further vesting on awards and grants shall cease, but the right to exercise any vested grants for up to three years after the termination date shall remain in tact. Vesting of awards and grants shall cease upon death of employee or contractor, but the grant or award shall be exercisable by the Optionee’s legal representative for up to 12 months from the date of death. If Optionee’s service relationship terminates due to disability, the grant may be exercised for up to 12 months from the date of disability. Under no circumstance may the grant or award be exercised past the expiration of the grant or award.

Prior Plan

The Stock Option Plan as last ratified by Shareholders on June 18, 2019 was adopted to develop the interest and incentive of eligible employees, directors and other service providers of the Corporation in the Corporation’s growth and development by giving eligible Participants (as defined below) an opportunity to purchase Common Shares on a favorable basis, thereby advancing the interests of the Corporation, enhancing the value of the Common Shares for the benefit of all Shareholders and increasing the ability of the Corporation to attract and retain skilled and motivated individuals in the service of the Corporation.

Although no further awards will be granted under the Prior Plan, the maximum number of Common Shares that were issuable under the Prior Plan was a rolling maximum equal to 25% of the issued and outstanding Common Shares from time to time. Within the above aggregate limit of 25% of the issued and the issued and outstanding Common Shares from time to time, the Prior Plan contains no limits on the number or percentage of such options that may be granted to insiders of the Corporation or to any one person. The Board currently has the right, in its sole discretion, to alter, amend or discontinue the Prior Plan from time to time and at any time. However, no such amendment or discontinuation may alter or impair the rights or increase the obligations under the Prior Plan of Participants without the consent of the Participants. Further, any amendment to the Prior Plan is subject to prior regulatory approval. The Prior Plan’s amending procedures explicitly provide that shareholder approval is not required to implement any amendments, save and except for amendments related to (i) the maximum number of Common Shares or any other shares of the Corporation which are reserved for issuance under the Prior Plan (and under any other share compensation arrangement of the Corporation); (ii) a reduction in the exercise price for options held by insiders; and (iii) an extension to the term of options held by insiders. Examples of the amendments that may be made by the Board without shareholder approval include, without limitation, amendments related to (a) the vesting provisions of the Prior Plan or any option granted under the Prior Plan, (b) the early termination provisions of the Prior Plan or any option granted under the Prior Plan, (c) the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of Participants, and the subsequent amendment of any such provision which is more favorable to such Participants, (d) the addition or modification of a cashless exercise feature, payable in cash or Common shares, which provides for a full deduction of the number of underlying Common Shares from the Prior Plan reserve, (e) changing the maximum percentage of Common Shares which are reserved for issuance under the Prior Plan to a maximum number of Common Shares not exceeding the number of Common Shares which then represents the maximum percentage previously approved by the Corporation’s security holders; (f) the suspension or termination under applicable laws (including, without limitation, the rules, regulations and policies of the TSX); and/or (g) general housekeeping matters.

Participation in the Prior Plan was limited to directors, employees and service providers who were designated by the Compensation Committee (each, a “Participant”). Board nominees or other associates or affiliates of the Corporation’s largest shareholder, Southpoint Capital Advisors, were not eligible to participate in the Prior Plan. Subject to the terms of the Prior Plan, the Compensation Committee determined the Participants designated to participate in the Prior Plan, the number of Common Shares such Participant was entitled to purchase and the price at which the Common Shares may be purchased and the applicable vesting period. The option price at which the Common Shares may be purchased under the Prior Plan was the fair market value of the Common Shares of the Corporation at the time of grant, which under the Prior Plan is the closing price of the Common Shares on the TSX or Nasdaq on the trading day immediately preceding the date of grant (if the Common Shares are then listed on the TSX or Nasdaq).

The maximum term of any option granted under the Prior Plan was ten (10) years. Options that have been granted under the Prior Plan must be exercised within a period of ten (10) years from the date of grant, failing which the Participant’s right to purchase such Common Shares lapses. The Prior Plan provides that should the expiry date of any vested stock option of a Prior Plan participant fall on, or within nine (9) trading days immediately following, a Black-Out Period, the expiry date of such a vested stock option will automatically be the date that is ten (10) trading days from the date the relevant Black-Out Period ends. Unless otherwise determined by the Compensation Committee and specifically set forth in the stock option agreement executed by the Participant, options vest and may be exercised by the Participant as to one-third on each of the first, second and third anniversaries of the date of grant. The Compensation Committee may, however, in its sole discretion by written notice to any Participant, accelerate the vesting of all or any of the options of a Participant. The Participant’s rights under the options granted under the Prior Plan are not assignable or transferable by the Participant. The Corporation does not currently have any arrangements in place for financial assistance to facilitate the purchase of securities by Participants under the Prior Plan.

A Participant’s right to exercise options ceases following any of the following events (each of which, a “Participant Termination Date”): (i) if an employee, such Participant’s employment with the Corporation or any of its subsidiaries is terminated for any reason; (ii) if a director, such Participant ceases to be a director on the Board for any reason; or (iii) if a service provider, such Participant ceases to provide services to the Corporation. In such case, the Participant, or the Participant’s legal representative, as the case may be, may only exercise such options that are then vested any time prior to the earlier of: the original expiry date of such option, or within 30 days of the Participant Termination Date, or if specifically approved by the Board, such later date which may not be more than three (3) years following the Participant Termination Date.

For U.S. federal income tax purposes, an optionee who has been granted an incentive stock option under the Prior Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. Fennec will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares. Options that do not qualify as incentive stock options under the Prior Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. Fennec will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Stock Option Burn-Rate

The following table sets out information with respect to the burn-rate calculations for the Stock Option Plans as at December 31, 2022, 2021 and 2020.

Description		Percentage
Burn Rate	The total number of options issued in 2022 divided by the weighted average number of outstanding Common Shares for 2022	3.89%
	The total number of options issued in 2021 divided by the weighted average number of outstanding Common Shares for 2021	5.35%
	The total number of options issued in 2020 divided by the weighted average number of outstanding Common Shares for 2020	2.76%

(1)    Burn rate in 2022 and 2021 were higher than in previous years. In 2022, the Corporation approximately tripled its headcount and added 28 new employees, all of whom received option grants. Burn rate was higher in 2021 over prior years as the Corporation issued retention awards to employees in December 2021 after receiving second Complete Response Letter from FDA in November 2021.

Directors’ and Officers’ Liability Insurance

Fennec has liability insurance for its directors and officers. We indemnify our directors and officers to the fullest extent permitted by law for their acts and omissions in their capacity as a director or officer of Fennec, so that they will serve free from undue concerns for liability for actions taken on behalf of Fennec. This indemnification is required under our corporate charter. We also maintain an insurance policy intended to help us meet our obligations under our indemnification covenants.

Indebtedness of Directors and Executive Officers

Section 13(k) of the Exchange Act prohibits Fennec from making or arranging an extension of credit to its directors or executive officers in the form of a personal loan.

No individual, who is or was a director, executive officer or employee of Fennec, nor any proposed nominee for election as a director of Fennec, nor any associate of any one of them: (i) is or, at any time since the beginning of Fennec’s most recent completed financial period, has been indebted to Fennec or any of its subsidiaries; or (ii) was indebted to another entity, which indebtedness is, or was at any time during Fennec’s most recent completed financial period, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Fennec or any of its subsidiaries.

Interest of Informed Persons in Material Transactions

In accordance with the British Columbia Business Corporations Act (“BCBCA”) and our articles, directors who have a material interest in any person who is a party to a material contract or a proposed material contract with Fennec are required to disclose that interest and abstain from voting on any resolution to approve that contract.

To the knowledge of Fennec, no informed person or proposed nominee for election as a director of Fennec and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of Fennec’s last completed financial period or in any proposed transaction which has materially affected or would materially affect Fennec or any of its subsidiaries.

In accordance with regulations of the SEC, Fennec must disclose in this Circular any transaction or series of transactions in Fennec’s last two completed fiscal years to which Fennec was a party and in which any director or executive officer of Fennec, or any of their immediate family members, had a direct or indirect material interest if the amount involved exceeds the lesser of $120,000 or one (1) percent of the average of the Corporation’s total assets at year-end for the last two completed fiscal years (a “Related Party Transaction”).

Performance Graph

The following line graph compares the percentage change, from December 31, 2017 to December 31, 2022, in cumulative total shareholder return for $100 (CAD$ for TSX and US$ for AMEX) invested in our Common Shares with cumulative total return of the AMEX Composite, the AMEX Biotechnology Index and the S&P/TSX Composite Total Return Index.

Equity Compensation Plan Information

The following table provides certain information with respect to securities authorized for issuance under equity incentive plans as of December 31, 2022 (share amounts are in thousands):

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options warrants and rights (*)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plan approved by shareholders	4,689	USD $5.51	2,062
Total	4,689		2,062

*	Our current stock option plan allows for the issuance of equity awards and grants denominated in both U.S. dollars and Canadian dollars. At December 31, 2022, there were approximately 2.0 million common shares available for future grants under our current stock option plan.

REPORT ON CORPORATE GOVERNANCE

Fennec believes that good corporate governance is important to ensure that Fennec is managed for the long-term benefit of its shareholders. In connection with Fennec’s commitment to comply with the standards of applicable securities legislation, Fennec has continued to review Fennec’s corporate governance practices and policies and has compared them to developing practices and regulation in Canada and the United States. In particular, Fennec has considered developing rules and guidelines for corporate governance practices and policies, and related disclosures, promulgated by the Canadian Securities Administrators, the SEC as well as the Sarbanes-Oxley Act of 2002.

Fennec’s Board has adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all officers, directors and employees of Fennec. The Board also has established charters for each of the Audit Committee, Governance and Nominating Committee and Compensation Committees and has appointed an Independent Chairman of the Board. Each of the various committee charters and other corporate governance documents are regularly reviewed with a view to determining if any updates are necessary or advisable.

Set out below is a description of certain corporate governance practices of the Corporation.

Shareholder Communications

Shareholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them care of the Chief Executive Officer at our principal executive offices. Such communication will be forwarded to the intended recipient(s). Fennec currently does not intend to have the Chief Executive Officer screen this correspondence, but it may change this policy if directed by the Board due to the nature or volume of the correspondence.

Board of Directors

The Board of Directors is composed of a majority of independent directors. The Board applies the definition of independence found in Canadian National Instrument 58-101 and National Policy 58-201 and the applicable rules of Nasdaq. The Board has determined that five of the current six directors are “independent”, being Dr. Cook and Messrs. Rallis, Brughera, Haigh and Islam. Only one director has a material relationship with the Corporation and therefore is not independent. Mr. Raykov, Chief Executive Officer of the Corporation is considered to have a material relationship with the Corporation by virtue of his executive officer position. Fennec is of the view that the composition of its Board reflects a diversity of background and experience that are important for effective corporate governance. Other directorships held by Board members are described in this Circular under the heading “Ordinary Matters – Election of Directors.”

During the financial year ended December 31, 2022, the Board devoted a portion of ten meetings to discuss in the absence of directors who are not “independent,” and certain of the Committees also conducted executive sessions where all participants were independent directors. In order to facilitate open and candid discussion among its independent directors, the Corporate Governance Guidelines provide that independent directors should meet at least annually without the presence of management or non-independent directors, that the Chairman or Lead Independent Director is authorized to call additional meetings of the independent directors and that the Chairman or Lead Independent Director is authorized to act as the presiding director at such meetings and to develop the agenda for such meetings. In addition, each Board member is free to suggest the inclusion of items on any Board or Committee meeting agenda and suggest pre-meeting materials to either the Chair of the Board or the Lead Independent Director. At any meeting of the Board, each Board member is also free to raise subjects that are not on the agenda for that meeting. Furthermore, each Board committee, the Chairman and the Lead Independent Director, on behalf of the independent directors as a group, have the authority to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment, without the need to obtain the prior approval of any officer of the Corporation. The Chief Financial Officer of the Corporation will arrange for payment of the invoices of any such third party.

Directors’ Attendance

For the fiscal year ended December 31, 2022, the Board met on ten occasions, the Audit Committee met on five occasions, the Compensation Committee met on six occasions, and the Governance and Nominating Committee met on two occasions. The following table sets forth the attendance of directors at meetings of the Board and Committee meetings.

Attendance at
		Attendance at	Attendance at	Governance/
		Audit	Compensation	Nominating
	Attendance at	Committee	Committee	Committee
Director	Board Meetings	Meetings	Meetings	Meetings

Adrian Haigh	10/10	5/5	—	2/2

Chris Rallis	10/10	5/5	6/6	—

Dr. Khalid Islam	10/10	5/5	—	—

Dr. Marco Brughera	10/10	—	6/6	2/2

Dr. Jodi Cook	10/10	—	6/6	2/2

Rostislav Raykov	10/10	—	—	—

The Board expects management to be responsible for the day-to-day operations of and to implement the approved strategic business plan within the context of authorized budgets and corporate policies and procedures. Management is expected to report regularly to the Board in a comprehensive, accurate, and timely fashion on Fennec’s business and affairs.

Fennec does not have a formal written policy regarding attendance of Board members at annual meetings of the shareholders. Fennec, however, strongly encourages all directors to attend such meetings.

Mandate of the Board of Directors

The Board has the overall responsibility for the strategic planning and general management of Fennec’s business and affairs. In fulfilling its responsibilities, the Board is responsible for, among other things:

•	adoption of a strategic plan;

•	approval of the annual operating and capital expenditure budgets;

•	identification of the principal risks of the business and ensuring the implementation of the appropriate systems to manage these risks;

•	succession planning, including appointing and monitoring senior management;

•	adoption of a communications policy;

•	approval of acquisitions, dispositions, investments and financings that exceed certain prescribed limits;

•	integrity of the internal control and management information systems; and

•	development of clear position descriptions for directors, including the Chair of the Board, the Chair of each Board committee and, together with the CEO, a clear position description for the CEO.

The Board discharges its responsibilities directly and through committees that have specific areas of responsibility. The frequency of Board meetings and the nature of items discussed during the meetings depend on the opportunities or risks that Fennec faces. The Board, directly and through its committees, has adopted a process whereby it assesses the risk factors that must be identified and managed to ensure Fennec’s long-term viability.

The Board mandate generally describes the Board’s expectation of management and provides a list of specific matters for which management must obtain Board approval prior to implementation. The Board mandate also provides that the Board annually establish performance objectives for the CEO, which responsibility has been delegated to the Compensation Committee. In addition, the Board receives regular updates from management concerning the Corporation’s progress toward achieving corporate goals. The Board has also delegated to the Compensation Committee responsibility for evaluating the CEO’s compensation, which evaluation includes review of the CEO’s performance against annual performance objectives for the year and input from the Chairman, Lead Independent Director as well as other directors.

The Board Mandate is attached as Schedule “A-1” to this Circular.

Position Descriptions

The Board Mandate and the Governance and Nominating Committee Charter provide that the Board is responsible for the development of clear position descriptions for directors, including the Chair of the Board and the chair of each board committee; and, together with the Chief Executive Officer, a clear position description for the Chief Executive Officer, which includes delineating management’s responsibilities.

Board Leadership Structure

On December 9, 2015, Dr. Khalid Islam was elected Chairman of the Board. The Board determined that in the best interest of the Corporation the most effective leadership structure at this time is to separate the roles of Chairman and Chief Executive Officer. As an independent director, Dr. Islam is responsible for overseeing and ensuring the independence of and separation between management and the Board.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing the identification and management of our principal risks. The Board of Directors regularly receives reports from senior management on areas of material risk to our Corporation, including our credit, liquidity, operational, legal and regulatory risks. In carrying out its responsibilities under its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss policies with respect to risk assessment and risk management. In addition, the Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Ethical Business Conduct

In February 2004, Fennec’s Board adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all officers, directors and employees of Fennec. The Code of Conduct was updated in June of 2019. You can access the Code of Conduct in the corporate governance section of Fennec’s website at www.fennecpharma.com. Fennec undertakes to provide any person without charge, upon request, a copy of such code by writing to Attn: Code of Ethics Request, Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, North Carolina 27709. Fennec is committed to adhering to applicable legal requirements and maintaining the highest standards of conduct and integrity. The Code of Conduct is intended to promote those goals in conjunction with the Corporation’s Insider Trading Policy, Disclosure Policy and Audit Committee Complaint Procedures. The Code of Conduct sets out the legal and ethical standards of conduct for personnel of Fennec and addresses topics such as: reporting obligations and procedures; honest and ethical conduct and conflicts of interest; compliance with applicable laws and Corporation policies and procedures; confidentiality of corporate information; use of corporate assets and opportunities; public disclosure and books and records; and non-retaliation. The Board is not aware of any conduct of a director or officer that constitutes a departure from the Code of Conduct and, as a result, since the beginning of Fennec’s fiscal year ended December 31, 2022, there have been no material change reports filed that pertain to such a departure.

The Code of Conduct provides that the Governance and Nominating Committee shall monitor and periodically evaluate compliance with the Code of Conduct and its application to the Corporation’s business. In addition, the Code of Conduct sets out the procedures adopted by the Audit Committee for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting control, or auditing matters. In each case, the Code of Conduct provides that the Corporation will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern in good faith, whether or not the information is ultimately proven to be correct, or who cooperates in any investigation or inquiry thereof.

In order to ensure independent judgment in considering transactions or agreements in which a director or officer has a material interest, the Code of Conduct contains a process that must be followed regarding the disclosure, consultation and approval of transactions involving potential conflicts of interest. As a first step, officers and directors must disclose such matters to the Chief Executive Officer and to the Chair or any other disinterested member of the Governance and Nominating Committee charged with reviewing conflicts of interest. The Board has adopted rules for what activities constitute conflicts of interest and potential conflicts of interest, as well as procedures for determining whether a relationship or transaction constitutes a conflict of interest, the current versions of which are attached as appendices to the Code of Conduct. Following disclosure, any officer or director must avoid or terminate any activity that involves an actual or reasonably apparent conflict of interest unless it is determined at the appropriate level that the activity is not a conflict of interest or is otherwise not harmful to the Corporation or improper. Disinterested members of the Governance and Nominating Committee shall make any such determination.

In accordance with the BCBCA and our articles, directors who have a material interest in any person who is a party to a material contract or a proposed material contract with us are required to disclose that interest and abstain from voting on any resolution to approve that contract. In addition, no director, director nominee or officer may enter into any transaction or relationship that is disclosable by such person or the Corporation pursuant to the BCBCA or by the Corporation pursuant to SEC rules without the prior approval of the disinterested members of the Governance and Nominating Committees, and no such person may directly or indirectly approve, or represent the Corporation or the other party in arranging, the terms of any transaction between the Corporation and a party with which he/she has any relationship of a type that is disclosable by such person or the Corporation pursuant to the BCBCA or by the Corporation pursuant to SEC rules. All transactions between the Corporation and a party with which a director, officer or employee has such a relationship shall be on an arm’s length basis.

Orientation and Continuing Education

Responsibility for the oversight of orientation for new directors and continuing education programs for all directors with respect to the Corporation’s business and financial matters, corporate governance and other appropriate subjects is assigned to the Governance and Nominating Committee under its charter. In this regard, the Governance and Nominating Committee’s duties include ensuring the adequacy of the orientation and education program for new members of the Board.

The Governance and Nominating Committee is also responsible for arranging continuing education for directors in order to ensure that directors maintain the skill and knowledge necessary to meet their obligations as directors. Given the Corporation’s limited resources, to date, no formal external continuing education programs have been sponsored by the Corporation but members of the Board are free to attend such programs as they determine necessary and in the Corporation’s best interest. The Corporation also provides directors with the opportunity to meet with senior management of the Corporation, including the Chief Financial Officer, as well as external advisors, at any time and such personnel and advisers are regularly invited to present at Board meetings or in connection with Board retreats to provide updates in legal, accounting, governance and other business developments. Some meetings are held at the Corporation’s premises, allowing directors the opportunity to gain additional insight into the Corporation’s operations. In addition, analyst reports and other information relating to the Corporation’s business and the industry in which it operates are presented at Board meetings and strategy sessions and industry-related articles of interest are distributed to Board members from time to time. Pursuant to each Committee charter, directors are permitted to obtain advice and assistance from internal or external advisors, including for the purposes of continuing education and developments relevant to board responsibilities.

Nomination of Directors

The Board has a nominating committee as part of the Governance and Nominating Committee that is charged with identifying individuals qualified to become Board members. The Governance and Nominating Committee also recommends to the Board (a) the director nominees for the next annual meeting of shareholders and candidates to fill vacancies on the Board and (b) the directors to be appointed to Board Committees.

As part of its mandate, the Governance and Nominating Committee (i) develops criteria for selecting directors and, when appropriate, conducts searches for prospective Board members whose skills and attributes meet those criteria, (ii) considers nominees submitted to the Board by shareholders if appropriate biographical and background information is provided, applying the same criteria and following substantially the same process in considering candidates suggested by shareholders as it does in considering other candidates and (iii) prior to recommending a nominee for election, determines that the election of the nominee as a director would effectively further the policies set forth in the Corporation’s corporate governance guidelines.

In connection with its mandate to review and recommend to the Board the directors to be appointed to the various committees of the Board and the Chair of each committee, the Governance and Nominating Committee considers the desired qualifications for membership on each committee, the availability of each director to meet the time commitment required for membership on the particular committee, and the extent to which there should be a policy of periodic rotation of committee members.

The Governance and Nominating Committee also oversees the process of evaluations of the Board, its committees and executive management of the Corporation, and make recommendations to the Board as appropriate.

Term Limits

The Corporation has not adopted term limits for directors of the Corporation. The Board believes that the need to have experienced directors who are familiar with the business of the Corporation must be balanced with the need for renewal, fresh perspectives and a healthy skepticism when assessing management and its recommendations. In addition, as mentioned above the Board undertakes an assessment process that evaluates its effectiveness.

While term limits can help ensure the Board gains fresh perspective, imposing this restriction means the Board would lose the contributions of longer serving directors who have developed a deeper knowledge and understanding of the Corporation over time. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Corporation and its operations and thereby provide an increasing contribution to the Board as a whole.

Assessments

The Governance and Nominating Committee is responsible for overseeing the process of evaluations of the Board, its committees and executive management of the Corporation, and make recommendations to the board as appropriate. The Corporation has not adopted a set process to regularly assess the Board, its committees and individual directors. However, at least annually, the Governance and Nominating Committee and Board perform a self-evaluation to determine the Board’s effectiveness and performance (which is orally assessed and reported). In addition, the Governance and Nominating Committee and Board from time to time discusses what actions, if any, could improve Board and committee performance, and, if required, implements the required and desirable changes.

Board and Senior Management Diversity

The Corporation recognizes and embraces the benefits of having diversity on the Board and in its senior management. Diversity is important to ensure that members of the Board and the Corporation’s senior management provide the necessary range of perspectives, experience and expertise required to achieve the Corporation’s objectives and deliver for its stakeholders. Accordingly, the Corporation has adopted a Diversity Policy that addresses, among other things, identification and nomination of women directors.

The Corporation also recognizes that the Board and its senior management appointments must be based on performance, ability, merit and potential. Therefore, the Corporation ensures a merit based competitive process for appointments. The Corporation’s commitment to diversity includes ensuring that diversity is fully considered in determining the composition of the Board and the appointment of its senior management. Pursuant to the Corporation’s Diversity Policy, on an annual basis, the Governance and Nominating Committee will (i) assess the effectiveness of the senior management appointment process at achieving the Corporation’s diversity objectives; and (ii) consider and, if determined advisable, recommend to the Board for adoption, measurable objectives for achieving diversity in senior management. At any given time the Board may seek to adjust one or more objectives concerning senior management diversity and measure progress accordingly. The Corporation currently has one female executive officer and one woman on the Board.

Short-Selling; Hedging

Pursuant to the Corporation’s Insider Trading Policy, which is applicable to its directors, officers and other employees, no such person may engage in short-selling of the Corporation’s securities or any trading in exchange-traded options with respect to the Corporation’s securities. Any director or executive officer who wishes to enter into another type of hedging arrangement must consult with the Corporation’s compliance officer under the policy (“Compliance Officer”) as legal restrictions and/or public disclosures may be required. In addition, margin loans using the Corporation’s securities and other pledges of such securities present the risk that the pledgee will foreclose and sell the securities at a time when the Corporation’s personnel are prohibited from trading, with possibly serious collateral consequences. For this reason, such an arrangement may be risky and should not be undertaken without the prior written approval of the Compliance Officer.

Compensation

The Board is responsible for establishing director and executive officer compensation and reviews such compensation at least as often as annually. The Board believes that directors should be fairly compensated for undertaking the responsibilities associated with serving as a director. At the same time, director compensation should be consistent with market practices generally. The Board delegates to the Compensation Committee responsibility for periodically assessing market practices for director and executive officer compensation. In addition, the Compensation Committee evaluates director compensation in the context of evaluating director recruitment and retention.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is currently composed entirely of independent directors: Dr. Brughera (Chair), Mr. Rallis and Dr. Cook. The Compensation Committee held six meetings in the fiscal year ending December 31, 2022.

In addition to director compensation, the Compensation Committee of the Board determines the compensation to be paid to Fennec’s executive officers and periodically reviews Fennec’s compensation structure to ensure that Fennec continues to attract and retain qualified and experienced individuals to Fennec’s management team and motivate these individuals to perform to the best of their ability and in Fennec’s best interests. Among other things, the Compensation Committee considers compensation levels of comparable positions in similarly sized organizations in the biotechnology industry. The Compensation Committee also administers the Corporations’s Equity Incentive Plan and approves new stock option grants or other equity awards.

Other Board Committees

The Board has created audit, compensation, and the governance and nominating committees to ensure that the Board functions independently of management. It is also customary practice for directors (i) to regularly receive detailed information describing Fennec’s performance, and (ii) when necessary, to speak directly with management regarding additional information required on particular matters of interest. Moreover, directors have access to information independent of management through Fennec’s external auditors.

Audit Committee

On behalf of the Board, the Audit Committee of the Board retains, oversees and evaluates Fennec’s independent auditors, reviews the financial reports and other financial information provided by Fennec, including audited financial statements, and discusses the adequacy of disclosure with management and the auditors. The Audit Committee also reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The Audit Committee is also responsible for reviewing Fennec’s internal controls over financial reporting and disclosure.

The Audit Committee operates under a written charter adopted by the Board. Multilateral Instrument 52-110 – Audit Committees requires certain disclosures be cross-referenced with respect to the Audit Committee when soliciting proxies from Shareholders for the purpose of electing directors. The Corporation is relying on the exemption found in Part 7 of the Multilateral Instrument applicable to U.S. Listed Issuers. The Audit Committee met five times during the fiscal year ended December 31, 2022. As required by the rules of the SEC and Canadian securities laws, the Audit Committee is composed entirely of independent directors, each of whom the Board has determined is “financially literate” for purposes of the applicable laws: Mr. Rallis (Chair), Mr. Haigh and Dr. Islam. In addition, the Board has determined that Mr. Rallis qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. A copy of the Corporation’s Audit Committee Charter is included as Schedule “A-2” to this Circular.

Audit Committee Report

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Haskell & White LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from Haskell & White LLP required by the Independence Standards Board Standard No. 1, and has discussed their independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 that we filed with the SEC on March 29, 2023.

Haskell & White LLP served as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2022. Though the Audit Committee does not have formal pre-approval policies and procedures in place, it has pre-approved all of the services performed by Haskell & White LLP as discussed below, as required by SEC regulation.

Audit Fees

The following presents the aggregate fees for professional services and other services rendered by our independent auditors, Haskell & White LLP, in fiscal years 2022 and 2021:

	Fiscal Year	Fiscal Year
	2022	2021
Audit Fees(1)	86,250	73,100
Audit-Related Fees(2)	7,500	15,500
Tax Fees	—	—
All Other Fees(3)	—	—
Total	$93,750	$88,600

(1)	Audit Fees include fees for the standard audit work that needs to be performed each year in order to issue an opinion on the consolidated financial statements of the Corporation. It also includes fees for services that can only be provided by the Corporation’s auditor such as auditing of non-recurring transactions.
(2)	Audit-Related Fees include fees assurance and related services that are reasonably related to the performance of the audit or review and are traditionally performed by the independent accountant.
(3)	All Other Fees include fees for products and services other than Audit Fees, Audit Related Fees and Tax Fees.

The Audit Committee does not have formal pre-approval policies and procedures; however, prior to their engagement by us, the Audit Committee approved all of the services performed by Haskell & White LLP as required by SEC regulation.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Chris A. Rallis, Chair
Adrian J. Haigh
Dr. Khalid Islam

Governance and Nominating Committee

The Governance and Nominating Committee of the Board develops, recommends and oversees the effectiveness of Fennec’s corporate governance guidelines. In addition, the Governance and Nominating Committee oversees the orientation and education of directors and the process of evaluating the Board and its committees.

The Governance and Nominating Committee of the Board is charged with nominating activities, including determining desired Board skills and attributes for directors, conducting appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates, and recommending director nominees for approval by the Board or the Shareholders.

The Governance and Nominating Committee is currently composed three independent directors: Mr. Haigh (Chair), Dr. Brughera and Dr. Cook. The Governance and Nominating Committee held two meetings in the fiscal year ended December 31, 2022.

Retention of Outside Advisors

The BCBCA permits certain eligible shareholders of the Corporation to submit shareholder proposals, including shareholder proposals for director nominees, to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. Shareholders having proposals that they desire to present at the next year’s annual meeting of shareholders should, if they desire that such proposals be included in the Corporation’s proxy circular relating to such meeting, submit such proposals in time to be received by Fennec not later than December 26, 2023, which is 120 days before the date on which the Corporaiton released its proxy statement to shareholders in connection with the previous year's annual meeting. If the next year’s annual meeting of shareholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. To be so included, all such submissions must comply with the requirements of the SEC’s Rule 14a-8 and you should pay close attention to that rule. Proposals should be mailed to the Secretary at Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC 27709.

Proxies for the 2024 annual meeting of shareholders will confer discretionary authority to vote with respect to all proposals of which the Corporation does not receive proper notice by, March 10, 2024, which is 45 days before the date on which the Corporation first sent its proxy materials for the prior year’s annual meeting of shareholders. If the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the registrant sends its proxy materials for the current year.

The Corporaiton’s Articles do not provide a method for a shareholder to submit a director nomination. Shareholders wishing to include director nominees in the Corporation’s proxy circular for the 2024 annual meeting of shareholders must provide written notice to the Secretary by Arpil 13, 2024; provided, however, that if the date of the 2024 annual meeting is more than 30 days from the previous year, then notice must be delivered to the Secretary by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The notice must comply with the requirements of the SEC’s Rule 14a-19, which requires proponents to provide a timely notice to the Secretary (as described above), setting forth all of the information and disclosures required by Rule 14a-19.

ADDITIONAL INFORMATION

Financial information for the financial year ended December 31, 2022 is provided in the Corporation’s consolidated financial statements and management’s discussion and analysis (“MD&A”), which are included in the Annual Report. Security holders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should complete the appropriate sections of the proxy or contact the undersigned at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709.

The Corporation’s Annual Report on Form 10-K for the fiscal period ended December 31, 2022 (including the consolidated financial statements and MD&A) and other information relating to the Corporation is available on SEDAR at www.sedar.com and at www.sec.gov.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Circular and its sending to Shareholders have been approved by the Board of Directors.

DATED at Research Triangle Park, North Carolina this 24th day of April, 2023.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rostislav Raykov
Rostislav Raykov
Chief Executive Officer

SCHEDULE “A-1”

FENNEC PHARMACEUTICALS INC.

Mandate of the Board of Directors

A.       Responsibilities

The Board of Directors (the “Board”) of Fennec Pharmaceuticals Inc. (the “Company”) is responsible for the stewardship of the Company. All directors shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board retains plenary authority and power to do all lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders of the Company or in some other manner. In carrying out its responsibilities, the Board of Directors (or the committees of the Board of Directors duly constituted by the Board of Directors to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall have the following specific responsibilities:

1.	the adoption of a corporate strategic plan that includes the periodic review and approval of business plans, which take into account, among other things, the opportunities and risks of the business;

2.	the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks;

3.	the adoption of processes for succession planning, the periodic review of succession plans for key members of senior management, including the Chief Executive Officer (the “CEO”), and the appointment and training of, and monitoring the performance and compensation of senior management, including officers of the Company;

4.	the adoption of a communications policy and the periodic review of such policy;

5.	the establishment of adequate systems of internal controls and management information systems;

6.	the adoption of corporate governance guidelines or principles applicable to the Company, including with respect to: (i) the size and composition of the Board; (ii) the orientation of new directors; (iii) the provision of continuing education to directors; (iv) the compensation and tenure of directors; (v) the periodic assessment (at least annually) of the performance of the Board, its committees and directors, this Mandate, the Charter for each committee of the Board; and (vi) the position description(s) applicable to each individual director, as well as the competencies and skills each individual director is expected to bring to the Board;

7.	the oversight of the maintenance by management of practices and processes to ensure compliance with applicable laws and appropriate ethical standards, including the adoption by management of corporate policies and procedures and the adoption of a written code of business conduct and ethics applicable to directors, officers and employees of the Company containing standards that are reasonably designed to deter wrongdoing;

8.	to the extent feasible, satisfying itself as to the integrity of the CEO and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the Company;

9.	the submission of matters or questions requiring the approval of shareholders to the shareholders for approval;

10.	the approval of the submission to the shareholders of any amendment to the articles of the Company or the approval of any adoption, amendment or repeal of any articles or bylaws of the Company;

11.	the recommendation of candidates for election or appointment to the Board of Directors, including the review of nominations recommended by shareholders;

12.	the approval of the annual objectives of the Company and the Chief Executive Officer, and the assessment of the performance of the Company and the Chief Executive Officer against the approved objectives;

13.	the approval of an annual operating budget for the Company and its subsidiaries on a consolidated basis;

14.	the authorization of the issuance of securities of the Company as required in accordance with applicable laws;

15.	the declaration of dividends on shares of the Company or the approval of the purchase, redemption or other acquisition of shares issued by the Company as required in accordance with applicable laws;

16.	the oversight of the reliability and integrity of accounting principles and practices followed by management, financial statements and other financial reporting, and disclosure practices followed by management;

17.	the oversight of the qualifications and independence of the independent auditors of the Company and the approval of the terms of their audit and non-audit service engagements as required in accordance with applicable laws and the requirements of any stock exchanges on which the Company lists its securities and of securities regulatory authorities, as adopted or in force or amended from time to time, and the assessment of the performance of the independent auditors, the filling of a vacancy in the office of the independent auditor between shareholders’ meetings, and the recommendation of the annual appointment or, if appropriate, the removal, of the independent auditors of the Company to the shareholders of the Company for their approval in accordance with applicable laws;

18.	the approval of the annual audited consolidated financial statements of the Company and, as required in accordance with applicable laws, the approval of the quarterly unaudited consolidated financial statements of the Company and overview of the accounting principles and practices followed by management;

19.	the approval of prospectuses, annual information forms, annual reports on Form 20-F, 40-F or 10-K or other applicable form, as the case may be, and proxy circulars and proxy statements sent to shareholders of the Company and the review of managements’ discussion and analyses of financial condition and results of operations, and other material disclosure documents as determined by the Board of Directors from time to time;

20.	the establishment and periodic review of the Company’s measures for receiving feedback from security holders;

21.	the development of clear position descriptions for directors, including the Chair of the Board, a “Lead Independent Director” and the chair of each board committee; and, together with the CEO, a clear position description for the CEO, which includes delineating management’s responsibilities;

22.	the oversight of the management of environmental risks and practices, charitable activities and other social responsibility matters; and

23.	to the extent not otherwise referred to above, the review and approval of all proposed transactions and matters described below under the heading “B. Decisions Requiring Prior Approval of the Board”

and, where applicable, in accordance with the requirements of the Canada Business Corporations Act, the stock exchanges on which the Company lists its securities and securities regulatory authorities, as adopted or in force or amended from time to time.

In discharging its duties and responsibilities, the Board of Directors is expected to be fully diligent in its oversight to avoid fraud or abuse. Accordingly, the Board may conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors, at the expense of the Company, at such time or times and on such terms and conditions as the Board of Directors considers appropriate.

B.       Decisions Requiring Prior Approval of the Board

In addition to such other approvals as required by applicable law or the stock exchanges on which the Company lists its securities and securities regulatory authorities, the Board (or the committees of the Board duly constituted by the Board to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall review and approve:

1.	the strategic plan, financial plans and operating budget of the Company on at least an annual basis;

2.	the quarterly and annual financial statements of the Company;

3.	all material capital expenditures not part of the approved operating budget, all mergers and acquisitions, and all material investments and dispositions of the Company;

4.	all material borrowings and banking arrangements of the Company;

5.	all financing by the Company including the issuance of debt, equity and derivative instruments; for greater certainty, this includes the approval of all off-balance sheet financings by the Company or by special purpose entities or affiliates;

6.	the purchase and redemption of securities;

7.	any changes to the articles or by-laws of the Company;

8.	the hiring and, if necessary, the termination of the Chief Executive Officer;

9.	the compensation paid to senior management and directors, including the issuance of stock options and non – arm’s length consulting arrangements;

10	any other material matters outside the ordinary course of the Company’s business including all major strategic and policy decisions; and

11.	any other matter specified by the Board as requiring its approval.

C.       Expectations of Management.

The CEO, through the Senior management, is responsible for the day-to-day operations of the Company and for providing the Board, directly or through the Chair of the Board, the appropriate committee or the Lead Independent Director, with timely, complete and accurate information on such operations. The Board expects management to propose and, after Board approval, implement the Company’s strategic plan and to be accountable for the Company’s financial and competitive performance. The Board expects the Company’s resources to be managed in a manner consistent with enhancing the value of the Company and with consideration for ethics and corporate social responsibility.

The Board may request that certain members of senior management attend all or any portion of a Board or committee meeting and may schedule presentations by managers who can provide additional insight based on their personal involvement in the matter or their particular expertise. Each director shall have complete access to any member of senior management. The Chief Financial Officer and the General Counsel of the Company shall each have access to meet separately with the Audit Committee and Governance Committee respectively, the Chairman and Lead Independent Director.

The Board may reasonably rely on the information provided to them by the Company’s senior management personnel and outside advisors and auditors.

D.       Measures for Receiving Shareholder Feedback

The Company has developed a Disclosure Policy to facilitate consistent disclosure practices aimed at informative, timely and broad dissemination of material information to the market in compliance with applicable securities laws and the rules and policies of any exchange on which the Company’s securities are listed. The Disclosure Policy Committee established under the Disclosure Policy is responsible for overseeing and monitoring communications with, and responses to inquiries from, both institutional and individual investors and the financial community consistent with the objectives of the Company’s Disclosure Policy.

Company spokespersons as appointed by the Disclosure Policy Committee from time to time are available to shareholders by telephone, fax and e-mail and the Company maintains up-to-date material of interest to shareholders and investors on the Company’s web site at www.Fennecpharma.com.

E.       General.

The Board of Directors shall review and assess the adequacy of the mandate of the Board on an annual basis.

Nothing in this Mandate is intended, or may be construed, to impose on any member of the Board a standard of care or diligence that is in any way more onerous or extensive than the standard required by law.

SCHEDULE “A-2”

FENNEC PHARMACEUTICALS INC.

Audit Committee Charter

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Fennec Pharmaceuticals Inc. (together with its subsidiaries, the “Company”) is to:

•	Assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements;

•	Review the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures, and its internal accounting and financial controls;

•	Assume direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of the outside auditor in preparing or issuing an audit report or related work;

•	Oversee the independence of the outside auditor and approve all auditing services and permitted non-audit services provided by the outside auditor;

•	Receive direct reports from the outside auditor and resolve any disagreements between management and the outside auditor regarding financial reporting; and

•	Carry out the specific responsibilities set forth below in furtherance of this stated purpose.

Committee Membership and Procedures

Resources and Authority

In discharging its oversight role, the Committee is granted all responsibilities and authority required by MI 52-110 and SEC Rule 10A-3, including without limitation the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent legal, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Company shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

Key Responsibilities

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders, and is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight role. The functions are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.

Appointment of Outside Auditor. The Committee shall have direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any registered public accounting firm selected to be the Company’s outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

Appointment and Performance Evaluation of Chief Financial Officer and Internal Auditor. The Chair of the Committee shall participate in the identification of candidates for the positions of Chief Financial Officer and Lead of the Company’s internal auditing function, if any, and shall advise management with respect to the decision to hire a particular candidate.

Disclosure Controls and Procedures. The Committee shall review periodically with management the quality and adequacy of the Company’s disclosure controls and procedures. The Committee must be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and must periodically assess the adequacy of those procedures.

Internal Controls. The Committee shall discuss periodically with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

Accounting Policies. The Committee shall review periodically with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within U.S. and Canadian generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

Pre-approval of All Audit Services and Permitted Non-Audit Services. The Committee shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor; provided that any non-audit services performed pursuant to an exception to the pre-approval requirement permitted under applicable laws shall not be deemed unauthorized.

Annual Audit. In connection with the annual audit of the Company’s financial statements, the Committee shall:

•	request from the outside auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s objectivity and independence, and take appropriate action to oversee the independence of the outside auditor.

•	approve the selection and the terms of the engagement of the outside auditor.

•	review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and with the SEC, and review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61.

•	review with management and the outside auditor any press releases in respect of the audited financial statements before the Company first publicly discloses this information.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the annual financial statements to be reported.

•	review with management and the outside auditor the Company’s critical accounting policies and practices.

•	recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements should be included in the Company’s Annual Report filed on SEDAR and with the SEC.

Interim Reports. In connection with the Company’s preparation of its interim financial information to be included in the Company’s Quarterly Reports filed on SEDAR and filed with the SEC, the Committee shall:

•	review with the outside auditor the Company’s interim financial information and the matters required to be discussed by SAS No. 61.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the interim financial information to be reported.

•	by action of a majority of the Committee or through the Committee Chair, review with the outside auditor, prior to filing, the Company’s interim financial information to be included in the Company’s Interim Reports filed on SEDAR and filed with the SEC.

•	by action of a majority of the Committee or through the Committee Chair, review with the outside auditor any interim press releases in respect of the interim financial statements before the Company first publicly discloses this information.

Financial Reporting Procedures. In connection with the Committee’s review of each reporting of the Company’s annual or interim financial information, the Committee shall:

•	discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with U.S. and Canadian generally accepted accounting principles and the rules of the SEC and CSA are reflected in the Company’s financial statements.

•	review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	resolve any disagreements between management and the outside auditor regarding financial reporting.

Hiring Policies. The Committee shall review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former outside auditors.

Charter. The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Reports. The Committee shall report its activities to the full Board on a regular basis and make such recommendations to the Board with respect to the above and other matters as the Committee deems necessary or appropriate. The Committee shall also prepare and submit to the appropriate authority or body any other report required by applicable law or regulation.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

FENNEC PHARMA

FENNEC PHARMACEUTICALS INC.
68 TW ALEXANDER DR
P.O. BOX 13628
RESEARCH TRIANGLE PARK, NC 27709

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FENC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13860-P93430 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FENNEC PHARMACEUTICALS INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:	**For**	**Withhold**
1a. Dr. Khalid Islam	☐	☐
1b. Mr. Adrian Haigh	☐	☐
1c. Mr. Chris A. Rallis	☐	☐
1d. Dr. Marco Brughera	☐	☐
1e. Dr. Jodi Cook	☐	☐
1f. Mr. Rostislav Raykov	☐	☐

Vote on Proposals

	For	**Withhold**
2. APPOINTMENT OF AUDITORS Appointment of Haskell & White LLP as the auditors of the Corporation for the ensuing year and authorizing the directors of the Corporation to fix their remuneration.	☐	☐

	For	**Against**	**Abstain**
3. EXECUTIVE COMPENSATION To vote, on an advisory (non-binding) basis, on the compensation of the Corporation's named executive officers.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4.** If any other matters properly come before the meeting, this proxy confers discretionary authority in respect of such matters.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual and Special Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V13861-P93430

FENNEC PHARMACEUTICALS INC.
ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Robert Andrade and Rostislav Raykov, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of Fennec Pharmaceuticals Inc. that the shareholder(s) is/are entitled to vote at the Annual and Special Meeting of Shareholders to be held at 10:00 a.m. (Eastern Time) on June 12, 2023, at Nasdaq Marketsite, Times Square, Nasdaq, New York, NY 10036, and online by visiting www.virtualshareholdermeeting.com/FENC2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE